Exhibit 10.1

EXECUTION COPY

PARTNERSHIP INTEREST PURCHASE AGREEMENT

dated as of

April 1, 2008

among

AUTOMATIC LAUNDRY COMPANY, LTD.,

THE PARTNERS LISTED ON THE SIGNATURE PAGES HERETO

MAC-GRAY NEWCO, LLC

AND

MAC-GRAY SERVICES, INC.

ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS		32
4.01	Title to and Validity of Partnership Interests	32
4.02	Authority	32
4.03	No Violation	33
4.04	Consents and Approvals	33
4.05	Brokers’, Finders’ Fees, etc.	33
4.06	Disclosure	33
4.07	Disclaimer of Other Representations and Warranties	33

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		33
5.01	Organization and Existence	34
5.02	Corporate Authorization	34
5.03	Governmental Authorization; Consents	34
5.04	Non-Contravention	34
5.05	Finders’ Fees	35
5.06	Investment Representations	35

ARTICLE VI ADDITIONAL AGREEMENTS		35
6.01	Confidentiality	35
6.02	Tax Matters	35
6.03	Further Assurances	38
6.04	Seller Releases	38
6.05	Accounts Receivable	39
6.06	Insurance	40
6.07	Terminated Contracts	41
6.08	Sellers’ Net Worth	41
6.09	Software Licenses	41
6.10	Re-Hiring of Terminated Employees	41
6.11	Company’s 2007 Audit	41
6.12	Colorado Springs Location	41
6.13	Sale of Machines	42
6.14	Certain Employee Benefits	42

ARTICLE VII CONDITIONS TO CLOSING		42
7.01	Conditions to the Obligations of Each Party	42
7.02	Conditions to Obligation of Buyer	42
7.03	Conditions to Obligation of Sellers	43

ARTICLE VIII INDEMNIFICATION		43
8.01	Indemnification by Sellers	43
8.02	Limitations on Indemnification by Sellers	44
8.03	Indemnification by Buyer and Newco	45
8.04	Limitations on Indemnification by Buyer and Newco	46
8.05	Notice; Defense of Claims	46
8.06	No Subrogation	48
8.07	Limited Right of Set-Off	48
8.08	Exclusive Remedy	49
8.09	No Punitive Damages	49
8.10	Tax Treatment	49

ARTICLE IX SELLERS’ REPRESENTATIVE		49
9.01	Appointment of Sellers’ Representative	49
9.02	Limitation on Actions	51
9.03	Indemnification	51

ARTICLE X MISCELLANEOUS		51
10.01	Notices	51
10.02	Amendments; No Waivers	52
10.03	Expenses	52
10.04	Successors and Assigns	53
10.05	Further Assurances	53
10.06	Governing Law	53
10.07	Counterparts; Effectiveness	53
10.08	Entire Agreement	53
10.09	Captions	53
10.10	Jurisdiction	53

Schedules

Schedule 1.01(a)	Assumed Contracts
Schedule 1.01(b)	New Machines and Purchase Price for New Machines
Schedule 1.01(c)	Bonus and Up Front Payments
Schedule 1.01(d)	Excluded Assets
Schedule 1.01(e)	Employment Expenses
Schedule 2.01	List of Partners; Purchase Price
Schedule 2.03(a)	Closing Equipment Count
Schedule 2.03(b)	Laundry Leases
Schedule 3.03	Required Consents
Schedule 3.06	Laundry Leases
Schedule 3.09	Financial Statements
Schedule 3.10	Certain Changes
Schedule 3.12(b)	Leases
Schedule 3.13	Liabilities
Schedule 3.14	Litigation
Schedule 3.15	Material Contracts
Schedule 3.16	Intellectual Property
Schedule 3.17	Insurance
Schedule 3.18	Permits
Schedule 3.19	Employees
Schedule 3.20	Environmental Matters
Schedule 3.24	Taxes
Schedule 3.25	Bank Accounts
Schedule 3.28	Employee Benefits
Schedule 3.29	Equipment Inventory
Schedule 6.02(f)	Allocation of Purchase Price
Schedule 6.07	Terminated Contracts

Exhibits

Exhibit A	Form of Note
Exhibit B	Form of Escrow Agreement

PARTNERSHIP INTEREST PURCHASE AGREEMENT

PARTNERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) dated as of April 1, 2008 among Automatic Laundry Company, Ltd., a Texas limited partnership (the “Company”), the partners of the Company listed on the signature pages hereto (“Sellers”), Mac-Gray Newco, LLC, a Delaware limited liability company (“Newco”), and Mac-Gray Services, Inc., a Delaware corporation (the “Buyer”).

R E C I T A L S:

WHEREAS, as of the date hereof, the Sellers legally and beneficially own all of the partnership interests of the Company as reflected on Schedule 2.01 attached hereto (collectively, the “Partnership Interests”);

WHEREAS, each of Newco and the Buyer desires to purchase from Sellers all of the outstanding Partnership Interests as reflected on Schedule 2.01 attached hereto; and

WHEREAS, each Seller desires to sell to Newco and the Buyer all of the Partnership Interests owned by such Seller as reflected on Schedule 2.01 attached hereto;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01        Definitions.  (a)  The following terms, as used herein, have the following meanings:

“Accountant” shall have the meaning set forth in Section 2.02(b).

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Assumed Contracts” means the contracts set forth on Schedule 1.01(a) attached hereto.

“Assumed Liabilities” means (a) the obligations of the Company under the Laundry Leases (including without limitation, the obligation to make any required commission payments, revenue sharing payments or route rental payments under any Laundry Lease with respect to amounts collected or received by Buyer) and the rental and other payments specified in any Laundry Lease) and the Assumed Contracts, but only to the extent such obligations: (i) arise on or after the Closing Date and, in the case of any Assumed Contracts, prior to the time such Assumed Contract becomes a Terminated Contract in accordance with Section 6.07 of this Agreement; (ii) do not arise from or relate to any breach by the Company prior to the Closing of any provision of any Laundry Lease or Assumed Contract; (iii) do not arise from or relate to any event, circumstance or condition occurring or existing prior to the Closing Date that, with notice or lapse of time or both, would constitute or result in a breach by the Company, Buyer or any of their respective Affiliates of any provision of any Laundry Lease or Assumed Contract; and (iv) are ascertainable solely by reference to the express terms of the Laundry Leases and Assumed Contracts, and (b)(i) the obligation of the Company to pay the purchase price for new Machines ordered but not delivered prior to Closing, for the new Machines and up to the purchase price therefor as set forth on Schedule 1.01(b) hereto, (ii) bonus and up front payments for new Laundry Leases committed but not yet due and payable in the ordinary course of business until after the Closing, not to exceed the amounts set forth on Schedule 1.01(c) hereto, (iii) accrued vacation and sick leave pay (if any) for employees retained by the Company after Closing (except Seller Expenses), (iv) the direct administrative costs of terminating the Automatic Laundry Company, Ltd. 401(k) Retirement Plan (the “Company 401(k) Plan”), (v) liabilities for the matter set forth as item (2) on Schedule 3.13, and (vi) liabilities for rent and common area maintenance charges arising from and after the Closing under items [6] and [7] on Schedule 3.12(b) up to $61,846.70.

“Balance Sheet” means the unaudited balance sheet of the Company as of the Balance Sheet Date found in Schedule 3.09.

“Balance Sheet Date” means December 31, 2007.

“Closing Adjustment” means the arithmetic sum (positive or negative) of the Indebtedness Adjustment, plus the Seller Expense Adjustment, plus the Liabilities Adjustment.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Equipment Adjustment” means the adjustment pursuant to Section 2.03(a) hereof.

“Equipment Inventory” means all new, used and refurbished Machines and related tools, parts, equipment and accessories which are not located at the Laundry Lease locations.

“Estimated Indebtedness” means the estimated Indebtedness of the Company as of immediately prior to the Closing and as set forth on the Closing Certificate.

“Estimated Liabilities” means the reasonably estimable Liabilities of the Company as of immediately prior to the Closing and as set forth on the Closing Certificate.

“Estimated Seller Expenses” mean the estimated Seller Expenses as of immediately prior to the Closing and as set forth on the Closing Certificate.

“Excluded Assets” means the assets set forth on Schedule 1.01(d).

“Excluded Liabilities” means all obligations and liabilities of the Company or any Affiliate of the Company (except for the Assumed Liabilities) of any kind or nature whatsoever, whether known, unknown, accrued, absolute, contingent or otherwise, now existing or hereafter arising, including but not limited to obligations and liabilities relating to or arising from (i) the operation of the Company’s business and/or the ownership of the Company’s assets prior to the

Closing, including in connection with events commencing or occurring or circumstances existing prior to the Closing (including without limitation, the obligation to make any required commission payments, revenue sharing payments or route rental payments under any Laundry Lease with respect to amounts collected or received by the Company prior to the Closing Date and any liability under any Environmental Law), (ii) any event, act, omission, condition or any other state of facts occurring or existing prior to the Closing, (iii) any contract other than the Laundry Leases and the Assumed Contracts, (iv) Taxes of the Company or Taxes attributable to the Company’s assets for any portion of any period or partial period ending up to but excluding the Closing Date, (v) the employment of employees of the Company (except wages and other benefits accruing on and after the Closing Date, but not including Seller Expenses), (vi) any matter set forth on Schedules 3.10 or 3.14 and under item 1 of Schedule 3.13 of the disclosure schedule attached hereto, (vii) the Company’s 401(k) Plan and Excess Benefit Plan, (viii) any Excluded Asset and the transfer of any such Excluded Asset from the Company, (ix) any Excluded Taxes, and (x) obligations under Section 6.07 of this Agreement in respect of Terminated Contracts.

“Excluded Tax” means any and all Taxes incurred as a result of the transactions contemplated by this Agreement.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means without duplication, all obligations, contingent or otherwise, of the Company on a consolidated basis (i) for borrowed money; (ii) evidenced by notes, bonds, debentures or similar instruments; (iii) for the deferred purchase price of goods or services; (iv) all liabilities under capitalized leases, conditional sale or other title retention agreements (whether characterized as current liabilities or long-term liabilities); (v) for reimbursement obligations, whether contingent or matured, with respect to letters of credit (whether drawn or undrawn), bankers’ acceptances, surety bonds or interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging contracts; (vi) in the nature of guarantees of the types of obligations described in (i)-(v) above; (vii) for all accrued and unpaid interest on or any fees, premiums, penalties or other amounts due with respect to any of the obligations described in (i)-(vi) above, including any and all premiums, penalties and other amounts due assuming payment in full of all such Indebtedness as of immediately prior to the Closing; and (viii) all liabilities for reserves for any of the foregoing.

“Indebtedness Adjustment” means the difference between the Estimated Indebtedness and the Indebtedness, as finally determined pursuant to Section 2.02.  If the Estimated Indebtedness exceeds the Indebtedness as finally determined pursuant to Section 2.02, then the Indebtedness Adjustment is a positive number equal to such excess.  If the Indebtedness as finally determined pursuant to Section 2.02 exceeds the Estimated Indebtedness, then the Indebtedness Adjustment is a negative number equal to such excess.

“Intellectual Property Rights” has the meaning set forth in Section 3.16.

“Interested Person” has the meaning set forth in Section 3.22.

“to the Company’s Knowledge”, “Known to the Company” and words of similar import means the actual knowledge of any of Joe K. Pace, Gary Pace, Margaret P. Sykes, Tom L. Burgett, Brian Cox, Al Losey, Adrian Madera and Lynn Kabrud.

“Laundry Leases” means all leases, contracts, agreements and arrangements, whether written or oral and including any tenancy at will, for the installation, placement, servicing or leasing of Machines (including without limitation leases of laundry facility premises and leases of Machines to apartment owners in exchange for rental payments from the apartment owner).

“Laundry Lease Adjustment” means the adjustment pursuant to Section 2.03(b) hereof.

“Liabilities” means all liabilities of the Company of any kind whatsoever, whether current, long-term, accrued, contingent, absolute, determined, determinable or otherwise, as of the Closing (whether or not required to be reflected on a balance sheet under GAAP), including but not limited to accounts payable, accrued expenses, Indebtedness (including capital leases), and liabilities relating to the Terminated Contracts, but excluding the Assumed Liabilities.

“Liabilities Adjustment” means the difference between the Estimated Liabilities and the reasonably estimable Liabilities, as finally determined pursuant to Section 2.02.  If the Estimated Liabilities exceed the reasonably estimable Liabilities as finally determined pursuant to Section 2.02, then the Liabilities Adjustment is a positive number equal to such excess.  If the reasonably estimable Liabilities exceed the Estimated Liabilities as finally determined pursuant to Section 2.02, then the Liabilities Adjustment is a negative number equal to such excess.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

“Machines” means all laundry machines, washers, dryers, change machines, debit-card and smart-card add-value stations, detergent, soap, bleach and softener dispensers and similar machines and equipment of the Company.

“Material Adverse Change” means a material adverse change in the business, assets, financial condition or results of operations of the Company, except a change resulting from one or more of the matters listed in clause (i) through (vi) of the definition of Material Adverse Effect.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, financial condition or results of operations of the Company; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (ii) any change or effect resulting from the public announcement of the transactions contemplated by this Agreement (including any reduction in sales, any disruption in supplier or similar relationships or any loss of employees); (iii) any change in conditions affecting the industries in which the Company participates, the U.S. economy as a whole or local economies in any locations where the Company has material operations, provided, that, any such change does not affect the Company in a disproportionate manner compared to other companies operating in the same industries in which the Company operates; (iv) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement; (v) any change or effect resulting from any taking of any action specifically required by, this Agreement; or (vi) any change in accounting requirements or principles or any change in applicable law, or the interpretation thereof.

“Noncompetition Agreements” has the meaning set forth in Section 7.02(e).

“Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Route Equipment” means all Machines located at the Laundry Lease locations.

“Seller Expense Adjustment” means the difference between the Estimated Seller Expenses and the Seller Expenses, as finally determined pursuant to Section 2.02.  If the Estimated Seller Expenses exceed the Seller Expenses as finally determined pursuant to Section 2.02, then the Seller Expense Adjustment is a positive number equal to such excess.  If the Seller Expenses exceed the Estimated Seller Expenses as finally determined pursuant to Section 2.02, then the Seller Expense Adjustment is a negative number equal to such excess.

“Seller Expenses” means (i) all unpaid fees, costs and expenses incurred by any Seller, the Company or any of their respective Affiliates for which the Company is liable in connection with the preparation of, or the transactions contemplated by, the Transaction Documents, including, but not limited to, all fees, costs and expenses payable to Kelly Hart & Hallman LLP, Ernst & Young L.L.P. and Clifton Gunderson LLP, except as provided in Section 6.11, and (ii) all costs and expenses described on Schedule 1.01(e).

“Seller’s Fraction” means the fraction for each Seller as set forth on Schedule 2.01.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by another entity.

“Taxes” means any and all U.S., state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including without limitation those based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Terminated Contracts” has the meaning set forth in Section 6.07.

“Transaction Document” means this Agreement and each agreement, document, schedule, certificate or other instrument executed or delivered in connection with this Agreement, including each document or instrument of conveyance contemplated by Schedule 3.10(b) hereto.

“WARN Act” means the Worker Adjustment and Retraining Act of 1988.

ARTICLE II

PURCHASE AND SALE

2.01        Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, each Seller, severally but not jointly, shall sell to Buyer and Newco, and Buyer and Newco shall purchase from each such Seller in accordance with Schedule 2.01, at the Closing, all right, title and interest of such Seller in and to the Partnership Interests as set forth opposite such Seller’s name on Schedule 2.01, free and clear of all claims, Liens, restrictions and encumbrances and on the terms and subject to the conditions set forth in this Agreement.

2.02        Purchase Price Determination.

(a)           The aggregate purchase price for the Partnership Interests is equal to the sum of (i) 115,552,166.00, plus (ii) the Post Closing Net Cash Amount, minus (iii) the Indebtedness as of immediately prior to the Closing, minus (iv) all reasonably estimable Liabilities, minus (v) all Seller Expenses, minus (vi) the Equipment Adjustment, if any, minus (vii) the Laundry Lease Adjustment, if any (the “Purchase Price”).

(b)           The Purchase Price will be allocated among the Sellers pro rata in accordance with each Seller’s Fraction set forth in Schedule 2.01.  Within ninety days (90) days after the Closing Date, Buyer will deliver to the Seller’s Representative a closing statement, which shall set forth the Closing Adjustment, the Indebtedness, the Indebtedness Adjustment, the Seller Expenses, the Seller Expense Adjustment, the reasonably estimable Liabilities and the Liabilities Adjustment (the “Closing Statement”).  The Buyer will make available to the Sellers’ Representative all records and work papers used in preparing the Closing Statement that are reasonably necessary for the Sellers’ Representative to confirm the Buyer’s computations therein.  If the Sellers’ Representative disagrees with the calculations contained in the Closing Statement, the Sellers’ Representative may, within thirty (30) days after receipt of the Closing Statement, deliver a written notice (an “Objection Notice”) to the Buyer setting forth the Sellers’ Representative’s computation of the Closing Adjustment, the Indebtedness, the Indebtedness Adjustment, the Seller Expenses, the Seller Expense Adjustment, the reasonably estimable Liabilities and the Liabilities Adjustment as the case may be, and information, arguments and support for such computation.  If the Buyer has not received an Objection Notice within thirty (30) days after the Sellers’ Representative has received the Closing Statement, then the parties will be deemed to have agreed to the Closing Adjustment, the Indebtedness, the Indebtedness Adjustment, the Seller Expenses, the Seller Expense Adjustment, the reasonably estimable Liabilities and the Liabilities

Adjustment as set forth in the Closing Statement.  The Buyer and the Sellers’ Representative will attempt, in good faith, to resolve any disputes, as set forth in the Objection Notice, as to the computation of the Closing Adjustment, the Indebtedness, the Indebtedness Adjustment, the Seller Expenses, the Seller Expense Adjustment, the reasonably estimable Liabilities and the Liabilities Adjustment.  If the Buyer and the Sellers’ Representative do not achieve final resolution within twenty (20) days after the Buyer has received the Objection Notice, then the Buyer and the Sellers will retain Ernst & Young LLP (the “Accountant”) to resolve any remaining disputes. The Accountant will consider only those items and amounts in the Closing Statement set forth in the Objection Notice which the Buyer and the Sellers’ Representative are unable to resolve.  The Buyer and the Sellers’ Representative shall each make a submission to the Accountant within twenty (20) days after the Accountant’s engagement, which submission shall contain a computation of the Closing Adjustment, the Indebtedness, the Indebtedness Adjustment, the Seller Expenses, the Seller Expense Adjustment, the reasonably estimable Liabilities and the Liabilities Adjustment and information, arguments, and support for such computation.  The Accountant shall review such submissions and base its determination solely on such submissions (without an independent review).  In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value for such item claimed by the Buyer or the Sellers’ Representative or less than the smallest value for such item claimed by the Buyer or the Sellers’ Representative.  The Accountant’s determination will be based on the definitions of the Closing Adjustment, the Indebtedness, the Indebtedness Adjustment, the Seller Expenses, the Seller Expense Adjustment, the reasonably estimable Liabilities and the Liabilities Adjustment in this Agreement.  The determination of the Accountant will be conclusive and binding upon the parties.  The Accountant shall reach a decision not later than six (6) months after a dispute is submitted to it.  The costs of such Accountant’s review (including reasonable attorney’s fees of counsel providing a legal opinion to, and at the request of, the Accountant, if any) shall be borne 50% by Buyer and 50% by Sellers.

2.03        Additional Purchase Price Adjustments.

(a)           Equipment Adjustment.  Within 120 days after the Closing Date, Buyer shall determine, as of the Closing Date, the number of all washers and dryers located at the Laundry Lease locations (the “Closing Equipment Count”) and shall deliver to the Sellers’ Representative a schedule reflecting such count.  The Sellers’ Representative shall be deemed to accept the Closing Equipment Count unless the Sellers’ Representative delivers a notice of objection to Buyer within thirty (30) days following receipt of the Closing Equipment Count.  If the Sellers’ Representative provides a notice of objection to Buyer, the Sellers’ Representative and Buyer shall first use commercially reasonable efforts to resolve such dispute.  If the parties are able to resolve such dispute, the Closing Equipment Count shall be revised to the extent necessary to reflect such resolution and shall be conclusive and binding upon all parties and shall not be subject to dispute or review.  If the parties are unable to resolve the dispute within twenty (20) days after delivery of a notice of objection by the Sellers’ Representative, either party may submit the dispute to the Accountant for resolution, which shall be subject to the procedures and limitations described in Section 2.02(b).  The Closing Equipment Count as determined by the Accountant shall be conclusive and binding upon all parties and shall not be subject to dispute or review.  If the Closing Equipment Count as finally determined is less than the “Equipment Target” set forth on Schedule 2.03(a) (the “Equipment Target”), then Sellers shall pay to Buyer an amount in cash equal to (i) the Equipment Target minus the Closing Equipment Count multiplied by (ii) the “Equipment Multiple” set forth on Schedule 2.03(a) (the “Equipment Multiple”), and the Purchase Price shall be reduced by such amount.  Any amount due from Sellers to Buyer under this Section 2.03(a) shall bear interest in accordance with Section 2.05(d) from the date the Closing Equipment Count is finally determined.  If the Closing Equipment Count as finally determined equals or exceeds the Equipment Target, then no payment shall be required from Sellers to Buyer under this Section 2.03(a).  For purposes of calculating the Closing Equipment Count, each stacked washer and/or stacked dryer unit and 25 lb. or more washer or tumbler dryer shall be counted as two (2) machines, and each other washer and dryer shall be counted as one (1) machine.  The Purchase Price shall be adjusted as necessary to reflect any payment made pursuant to this Section 2.03(a).

(b)           Laundry Lease Adjustment.

(i)            Within ten (10) days after July 30, 2008, Buyer shall prepare and deliver to the Sellers’ Representative a schedule (the “Lease Schedule”) listing each Restricted Laundry Lease for which the required consents to the assignment to Buyer of such Restricted Laundry Lease have not been obtained by July 30, 2008 (each a “Non-Assigned Lease” and collectively, the “Non-Assigned Leases”); provided that if Buyer does not deliver the Lease Schedule within the period described above then there shall be no Laundry Leases Adjustment (as defined below).  The Sellers’ Representative shall be deemed to accept the Lease Schedule unless the Sellers’ Representative delivers a notice of objection to Buyer within thirty (30) days following receipt of the Lease Schedule.  If the Sellers’ Representative provides a notice of objection to Buyer, the Sellers’ Representative and Buyer shall first use commercially reasonable efforts to resolve such dispute.  If the parties are able to resolve such dispute, the Lease Schedule shall be revised to the extent necessary to reflect such resolution and shall be conclusive and binding upon all parties and shall not be subject to dispute or review.  If the parties are unable to resolve the dispute within twenty (20) days after delivery of a notice of objection by the Sellers’ Representative, either party may submit the dispute to the Accountant for resolution, which shall be subject to the procedures and limitations described in Section 2.02(b).  The Lease Schedule as determined by the Accountant shall be conclusive and binding upon all parties and shall not be subject to dispute or review.  The Lease Schedule shall specify for each Non-Assigned Lease listed, an amount equal to the Equipment Multiple multiplied by the number of Machines subject to such Non-Assigned Lease and the sum of all such amounts listed on such Lease Schedule for all Non-Assigned Leases (the “Total Non-Assigned Lease Amount”).  The Sellers shall only pay Buyer to the extent the Total Non-Assigned Lease Amount exceeds the “Threshold Amount” set forth on Schedule 2.03(b) hereto, and then only to the extent of such excess (the “Laundry Lease Adjustment”).  For purposes of this Agreement, “Restricted Laundry Lease” means a Laundry Lease which, as a result of the transactions contemplated by this Agreement, requires the consent or approval of a third party to transfer or assign such Laundry Lease to Buyer.  A Laundry Lease that requires a third party consent or approval to assign such Laundry Lease from the Company to another party shall not constitute a Restricted Laundry Lease unless the transactions contemplated by this Agreement are deemed to constitute an assignment under the express terms of such Laundry Lease or Laundry Lease otherwise has express terms requiring consent to, or approval of, the transactions contemplated hereby by a third party.

(ii)           Any amount due from Sellers to Buyer under this Section 2.03(b) shall bear interest in accordance with Section 2.05(d) from the date the Laundry Lease Adjustment is finally determined.  The Purchase Price shall be reduced by an amount equal to the Laundry Lease Adjustment.

(c)           Route Cash.

(i)            For purposes of this Agreement, “Post-Closing Net Cash Amount” for a Laundry Lease location means the sum of (a) all undeposited collections made by the Company from such location prior to Closing, whether in transit to banks, in counting rooms or in vehicles at the time of Closing, less the aggregate amount of commissions, revenue sharing payments and route rental payments in respect of such undeposited collections, and (b) (i) the aggregate amount of cash collected by Buyer from such Laundry Lease location from the first collection by Buyer of such location after the Closing less the aggregate amount of commissions, revenue sharing payments and route rental payments payable in respect of such cash collection multiplied by (ii) a fraction, the numerator of which is the number of days from and including the last date on which the Company collected from such Laundry Lease location prior to the Closing Date (as reflected on Schedule 3.06 hereto) to but excluding the Closing Date, and the denominator of which is the number of days from and including the last date on which the Company collected from such Laundry Lease location prior to the Closing Date (as reflected on Schedule 3.06 hereto) to but excluding the first date that Buyer collects from such location on or following the Closing.  The costs of collections made pursuant to this Section 2.03(c) will be borne by the Buyer.

(ii)           Within sixty (60) days after the Closing Date, Buyer will deliver to the Sellers’ Representative a schedule setting forth a calculation of the Post-Closing Net Cash Amount for each Laundry Lease location (the “Net Cash Settlement Statement”).  Unless the Sellers’ Representative notifies Buyer in writing within thirty (30) days after receipt of the Net Cash Settlement Statement that the Sellers’ Representative disagrees with such statement (and provides reasonable detail of the nature of each disputed item), such Net Cash Settlement Statement shall be deemed the “Final Net Cash Settlement Statement,” shall be binding upon all parties and shall not be subject to dispute or review.  If the Sellers’ Representative does provide such notice to Buyer within such thirty-day period, Buyer and the Sellers’ Representative shall first use commercially reasonable efforts to resolve such dispute and, if the parties are able to resolve such dispute, the Net Cash Settlement Statement shall be revised to the extent necessary to reflect such resolution, shall be deemed the “Final Net Cash Settlement Statement” and shall be conclusive and binding upon all parties and shall not be subject to dispute or review.  If the parties are unable to resolve the dispute within thirty (30) days after Buyer’s receipt of the Sellers’ Representative’s notice, either party may submit the dispute to the Accountant for resolution, which shall be subject to the procedures and limitations described in Section 2.02(b).  The Net Cash Settlement Statement as determined by the Accountant shall be deemed the “Final Net Cash Settlement Statement,” shall be conclusive and binding upon all parties and shall not be subject to dispute or review.  If the Sellers’ Representative does not dispute the Final Net Cash Settlement Statement, then Buyer shall remit to Sellers the amount allocated to Sellers on such Statement within ninety-five (95) days of the Closing Date.  If the Sellers’ Representative disputes the Final Net Cash Settlement Statement, then Buyer shall promptly remit to Sellers the amount, if any, that is not in dispute and remit any additional amount allocated to Sellers pursuant to a final resolution reached by agreement between the parties or determined by the Accountant, as soon as reasonably practical after the dispute is resolved.

(iii)          Any amount due from Buyer to the Sellers’ Representative under this Section 2.03(c) shall bear interest in accordance with Section 2.05(d) from the date the Closing Net Cash Amount is finally determined.

(d)           The costs of the Accountant’s review under any of clauses (a), (b) or (c) of this Section 2.03 (including reasonable attorney’s fees of counsel providing a legal opinion to, and at the request of, the Accountant, if any), shall be borne 50% by Buyer and 50% by Sellers.

2.04        Closing.  The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall be held at the offices of Goodwin Procter LLP, Exchange Place, Boston, MA  02109 on the date hereof, or at such other place or later date as may be fixed by mutual agreement of Buyer and the Sellers’ Representative (the “Closing Date”).

2.05        Payments at Closing.

(a)           On the Closing Date, the Buyer and Newco will cause to be paid to each Seller an amount equal to such Seller’s pro rata portion (based on each Seller’s Fraction) of the Estimated Purchase Price.  The cash portion of the Estimated Purchase Price shall be paid by wire transfer of immediately available funds to an account designated by each Seller at least two (2) business days prior to the Closing Date.  The Estimated Purchase Price shall be paid $105,538,166.00 in cash and $10,000,000 in the form of an unsecured promissory note of the Buyer (the “Note”), all as set forth on Schedule 2.01 opposite each Seller’s name.  The form of promissory note is attached hereto as Exhibit A.  The “Estimated Purchase Price” means an amount equal to the sum of (i) $115,552,166.00, minus (ii) the Estimated Indebtedness, minus (iv) the Estimated Seller Expenses, minus (v) the Estimated Liabilities.

(b)           Closing Certificate.  At least three (3) business days prior to the Closing Date, the Seller’s Representative shall deliver to the Buyer the Closing Certificate, which shall set forth a reasonable, good faith estimate of the Estimated Indebtedness, Estimated Seller Expenses and the Estimated Liabilities, in each case as mutually agreed to by the Buyer and the Sellers’ Representative.

(c)           Closing Adjustment.  The Closing Adjustment shall be computed in accordance with the terms of this Agreement or by the written agreement of the Buyer and Sellers’ Representative, as the case may be, immediately after the final determination of the Indebtedness Adjustment, the Seller Expense Adjustment and the Liabilities Adjustment pursuant to Section 2.02(b) and shall be paid within five (5) business days thereafter in immediately available funds.  If the Closing Adjustment is a positive number, the Closing Adjustment shall be paid by the Buyer to the Sellers pro rata in accordance with each Seller’s Fraction as set forth on Schedule 2.01.  If the Closing Adjustment is a negative number, the Closing Adjustment shall be paid by the Sellers to Buyer.

(d)           Interest Payments.  Sums payable pursuant to Sections 2.03(a), 2.03(b), 2.03(c) and 2.05(c) shall bear interest from the date such payment is due pursuant to the applicable section to the date of payment at the rate which is equal to the Prime Rate as published, from time to time, in the Wall Street Journal under “Money Rates,” computed on the basis of a 365-day year and paid for the actual number of days elapsed.  Interest calculated in accordance with this Section 2.05(d) shall be due and payable to Buyer or the Sellers, as the case may be, on the date on which the corresponding payment is due.

2.06        Proration of Certain Items.  The Sellers and the Buyer agree to prorate the following costs and expenses and any other items mutually agreed to by such parties.

(a)           Employee Commissions, Wages and Benefits.  Except as provided herein for the Seller Expenses, (i) the Sellers shall be responsible for all commissions, wages and other benefits payable in respect of services performed by the Company’s employees up to but excluding the Closing Date, and (ii) the Buyer shall be responsible for all commissions, wages and other benefits payable in respect of services performed by the Company’s employees on or after the Closing Date.

(b)           Software Licenses.  Subject to Section 6.09, the Sellers shall be responsible for all payments payable under existing software licenses held by the Company up to but excluding the Closing Date, and the Buyer shall be responsible for all payments payable under existing software licenses held by the Company on or after the Closing Date.

(c)           Real Property Leases.  With respect to the real property leases set forth as items [1], [2], [3], [4] and [5] of Schedule 3.12(b), (i) the Sellers shall be responsible for all rent, utilities, common area maintenance and other similar costs and obligations under such leases that relate to a period both before and after the Closing Date based on a fraction, the numerator of which is the number of days to which such cost or obligation relates to the period prior to the Closing Date and the denominator of which is the total number of days to which such cost or obligation relates, and (ii) the Buyer shall be responsible for all rent, utilities, common area maintenance and other similar costs and obligations under such leases that relate to a period both before and after the Closing Date based on a fraction, the numerator of which is the number of days to which such cost or obligation relates to the period on or after the Closing Date and the denominator of which is the total number of days to which such cost or obligation relates.

(d)           Within sixty (60) days after the Closing, Buyer will deliver to the Sellers’ Representative a schedule of proposed prorations (the “Proration Schedule”). Unless the Sellers’ Representative notifies Buyer in writing within thirty (30) days after receipt of the Prorations Schedule that the Sellers’ Representative disagrees with such statement (and provides reasonable detail of the nature of each disputed item), such Prorations Schedule shall be deemed the “Final Prorations Schedule,” shall be binding upon all parties and shall not be subject to dispute or review.  If the Sellers’ Representative does provide such notice to Buyer within such thirty-day period, Buyer and the Sellers’ Representative shall first use commercially reasonable efforts to resolve such dispute and, if the parties are able to resolve such dispute, the Prorations Schedule shall be revised to the extent necessary to reflect such resolution, shall be deemed the “Final Prorations Schedule” and shall be conclusive and binding upon all parties and shall not be subject to dispute or review.  If the parties are unable to resolve the dispute within thirty (30) days after Buyer’s receipt of the Sellers’ Representative’s notice, either party may submit the dispute to the Accountant for resolution, which shall be subject to the procedures and limitations described in Section 2.02(b).  The Prorations Schedule as determined by the Accountant shall be deemed the “Final Prorations Schedule,” shall be conclusive and binding upon all parties and shall not be subject to dispute or review.  If the Sellers’ Representative does not dispute the Prorations Schedule, then Buyer or the Sellers, as the case may be, shall remit to the other party the amount reflected on such schedule as being owed to such party within ninety-five (95) days after the Closing Date.  If the Sellers’ Representative disputes the Prorations Schedule, then Buyer or the Sellers, as the case may be, shall remit to the other party the amount, if any, that is not in dispute and any additional amounts owed will be paid in accordance with a final resolution reached by agreement between the parties or determined by the Accountant, as soon as reasonably practical after the dispute is resolved.

(e)           Any amount due under this Section 2.06 shall bear interest in accordance with Section 2.05(d) from the date the Final Prorations Schedule is finally determined.  The costs of the Accountant’s review under this Section 2.06 (including reasonable attorney’s fees of counsel providing a legal opinion to, and at the request of, the Accountant, if any), shall be borne 50% by Buyer and 50% by Sellers.  Notwithstanding anything to the contrary in this Section 2.06, any prorations and adjustments pursuant to this Section 2.6 shall not include an adjustment for any Excluded Liability, which Excluded Liabilities shall remain the sole responsibility of the Sellers.

2.07        Certain Commission Payments.       After the Closing the Company or Buyer will make certain commission payments for the month ended March 31, 2008 related to cash collected and deposited by the Company prior to the Closing Date.  Such commission payments are Excluded Liabilities and the Sellers will, by wire transfer of immediately available funds, reimburse the Company and Buyer for such payments on the date such payments are made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO
THE COMPANY

Except as set forth in the disclosure schedules dated as of the date hereof and delivered herewith to Buyer and Newco (which disclosure schedules identify the section and subsection to which each disclosure therein relates), the Company hereby represents and warrants to Buyer and Newco as of the date hereof and as of the Closing Date that:

3.01        Limited Partnership Existence and Power.  The Company is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas, and has all limited partnership powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.  The Company is duly qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has heretofore delivered to Buyer true and complete copies of the organizational documents of the Company as currently in effect.

3.02        Limited Partnership Authorization.  The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, are within the Company’s limited partnership powers and have been duly authorized by all necessary limited partnership action on the part of the Company.  Each of this Agreement and each Transaction Document to which the Company is a party has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforcement may be limited in bankruptcy or by equitable principles.

3.03        Governmental Authorization; Consents.  The execution, delivery and performance by the Company and Sellers of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the HSR Act.  Except as set forth in Schedule 3.03 and except as required under any Laundry Lease, no material consent, approval, waiver or other action (a “Required Consent”) by any Person (other than any governmental body, agency, official or authority) under any contract, agreement, indenture, lease, instrument or other document to which the Company is a party or by which it is bound is required or necessary for the execution, delivery and performance by the Company of this Agreement and each Transaction Document to which the Company is a party, or for the consummation of the transactions contemplated hereby or thereby.

3.04        Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) contravene or conflict with the organizational documents of the Company, (ii) assuming compliance with the HSR Act, contravene or conflict in any material respect with any provision of any law, regulation, judgment, injunction, order, Permit or decree binding upon or applicable to the Company; (iii) assuming the receipt of all Required Consents, constitute a material default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of the Company or to a loss of any material benefit to which the Company is entitled under any provision of any agreement, contract or other instrument binding upon the Company or by which any of its assets may be bound or (iv) result in the creation or imposition of any Lien on any asset of the Company.

3.05        Capital Structure.  The Partnership Interests represent the only outstanding equity or ownership interests in the Company.  The Partnership Interests have been duly authorized and validly issued, and were not issued in violation of any Law.  There are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or cause to become outstanding any additional ownership interests or other securities in the Company.  Except as set forth in the Company’s Limited Partnership Agreement, there are no restrictions on the transfer of the Partnership Interests, other than those imposed by relevant state and federal securities laws, and there are no co-sale rights, rights of first refusal, voting agreements or other agreements relating to the issuance, sale, registration or voting of the Partnership Interests.  None of the Partnership Interests has been issued and owned or held in violation of any preemptive right.  The Partnership Interests set forth opposite of each Seller’s name on Schedule 2.01 hereto are owned of record and beneficially by such Seller free and clear of all Liens, claims, encumbrances, voting trusts or restrictions of any kind (except as set forth in the Company’s Limited Partnership Agreement), and the transfer and delivery of the Partnership Interests to the Buyer by the Sellers as contemplated by this Agreement will be sufficient to transfer good and valid record and beneficial title and ownership in such Partnership Interests to the Buyer free and clear of all Encumbrances (except as set forth in the Company’s Limited Partnership Agreement).

3.06        Laundry Leases.  Schedule 3.06 hereto contains a true, correct and complete list of the Laundry Leases as of the date of this Agreement, including: (i) the location of each Laundry Lease, (ii) the expiration date of each Laundry Lease, (iii) the number and type of each Machine (including only laundry machines, washers and dryers) at each Laundry Lease location, (iv) the vend prices at each Laundry Lease location, and (v) the commission payments and net revenues after commission for each Laundry Lease location for each of the years ended December 31, 2006 and 2007.  The Company has not changed its collection schedule or collection practices for any Laundry Lease location since January 1, 2006, except in the ordinary course of business.  Schedule 3.06 also lists each Laundry Lease that generated more than $10,000 of net revenue on an annualized basis that, since November 30, 2007, (i) has been terminated by the Company or any third party, or (ii) has been entered into by the Company.  True and correct copies of all the Laundry Leases have been delivered or made available to Buyer prior to the date hereof.  Each of the Laundry Leases is valid, in full force and effect and binding upon the Company and the other parties thereto in accordance with its respective terms, subject to bankruptcy and limitations on equitable remedies.  Neither the Company nor, to the Knowledge of the Company, any other party is in default under or in arrears in the performance, payment or satisfaction of any agreement or condition on its part to be performed or satisfied under any Laundry Lease, nor, to the Company’s Knowledge, does any condition exist that with notice or lapse of time or both would constitute such a default, and no waiver or indulgence has been granted under any Laundry Lease.  Except as set forth on Schedule 3.06, the Company has not received any written notice of and the Company has no Knowledge of (i) any fact which would result in the termination, amendment, modification or breach of any Laundry Lease and (ii) any desire or intention of any party to renegotiate, terminate, amend, modify or materially reduce the services of the Company under any Laundry Lease.  Except for consents, approvals and notices required under the Laundry Leases, no consent or approval of or prior notice to any third party is required in order to assign all of the Laundry Leases to Buyer or otherwise as a result of the consummation of the transactions contemplated by this Agreement.  Assuming all of such consents and approvals are obtained, after giving effect to the transactions contemplated by this Agreement, each of the Laundry Leases will be valid and effective in accordance with its terms, and enforceable by the Company against the other party thereto.  Schedule 3.06 sets forth a correct and complete list of all bonds (performance or other), letters of credit, guarantees and similar arrangements relating to the Laundry Leases.

3.07        Equipment.  The Route Equipment and the Equipment Inventory constitute all of the Machines used or held for use by the Company in its business.  All of the Route Equipment and Equipment Inventory is in good operating condition, ordinary wear and tear excepted, in each case taking into account age, and has been maintained in a manner consistent with the past maintenance practices of the Company.  The Equipment Inventory is of the type, quantity and quality necessary to conduct the business of the Company in a manner consistent with past practices.  All of the items included in the Equipment Inventory are of a quality and quantity saleable or usable in the ordinary course of business of the Company consistent with past practices.

3.08        Subsidiaries.  The Company does not have and never has had any Subsidiaries or any ownership or equity interest in or control of (direct or indirect) any other Person.

3.09        Financial Statements.

(a)           Attached as Schedule 3.09 are true and complete copies of:

(i)            the balance sheet and the related audited statements of operations and cash flows for the 12 months ended December 31, 2006 and the audited balance sheet of the Company as of December 31, 2005 and the related audited statements of operations and cash flows of the Company for the 12 months then ended; and

(ii)           the unaudited Balance Sheet of the Company as of December 31, 2007 and the related unaudited statements of income and cash flows of the Company for the fiscal year ended December 31, 2007 ((i) and (ii) collectively referred to as the “Financial Statements”).

(b)           Each of the balance sheets included in the Financial Statements fairly presents in all material respects the financial position of the Company as of its date, and the other statements included in the Financial Statements fairly present in all material respects the results of operations and cash flows, as the case may be, of the Company for the periods therein set forth, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved and, without limiting the generality of the foregoing, have been prepared in accordance with GAAP and, except in the case of the unaudited financial statements, for the omission of footnote disclosure and, to the extent consistent with generally accepted accounting principles, normally recurring year-end audit adjustments.

3.10        Absence of Certain Changes.  Since the Balance Sheet Date, except as reflected in the unaudited Financial Statements or in Schedule 3.10 and except for actions contemplated by this Agreement, the Company has conducted its business in the ordinary course consistent with past practices and there has not been any:

(a)           Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change, or any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay Sellers’ ability to consummate the transactions contemplated by this Agreement or perform their obligations hereunder or under the Transaction Documents;

(b)           declaration, setting aside or payment of any dividend or other distribution with respect to any outstanding equity securities of, or other ownership interests in, the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding equity securities of, or other ownership interests in, the Company;

(c)           payment or grant of any right by the Company to any Interested Person, or any charge by any Interested Person to the Company, or other transaction between the Company and any Interested Person, except in any such case for employee compensation payments in the ordinary course of business of the Company consistent with past practice.

(d)           amendment of any outstanding security of the Company;

(e)           incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money not exceeding $5,000;

(f)            creation or assumption by the Company of any Lien on any asset;

(g)           making of any loan, advance or capital contributions to or investment in any Person;

(h)           damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company in an amount greater than $25,000;

(i)            transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(j)            change in any method of Tax or financial accounting or accounting practice or any making of a Tax election or change of an existing election by the Company;

(k)           (i) grant of any severance or termination pay to any partner, director, officer or employee of the Company, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any partner, director, officer or employee of the Company, (iii) change in benefits payable under existing severance or termination pay policies of the Company or employment agreements to which the Company is a party or (iv) change in compensation, bonus or other benefits payable to partners, directors, officers or employees of the Company, other than in the ordinary course of business consistent with past practice;

(l)            labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representation thereof to organize any employees of the Company;

(m)          employee terminations (other than for poor performance or for cause) and/or layoffs, and the Company has preserved intact and kept available the services of present employees, in each case in accordance with past practice;

(n)           capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in an amount greater than $25,000;

(o)           action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Buyer pursuant to this Agreement; or

(p)           agreement, undertaking or commitment to do any of the foregoing.

3.11        Personal Property.

(a)           The Company has good and transferable title to, or in the case of leased personal property has valid leasehold interests in, all personal property (including machinery and equipment, inventory, receivables and furniture) (whether tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date (the “Personal Property”).  None of such Personal Property is subject to any Liens, other than:

(i)            Liens for Taxes not yet due and payable (and for which adequate accruals or reserves have been established on the Balance Sheet); or

(ii)           Liens that do not materially detract from the value of the Personal Property as now used, or materially interfere with any present or intended use of the Personal Property.

(b)           The Personal Property has no material defects, is in reasonable commercial operating condition and repair (ordinary wear and tear excepted), and is generally adequate for the uses to which it is being put.

(c)           The Personal Property owned or leased by the Company, or which it otherwise has the right to use, constitutes all of the Personal Property held for use or used in connection with the business of the Company and is generally adequate to conduct such business as currently conducted.

3.12        Real Property.

(a)           The Company does not own any real property.  All real property used or held for use by the Company in connection with the business of the Company is leased by the Company as lessee or sublessee.

(b)           Schedule 3.12(b) completely and accurately describes all leases and subleases of real property used by or held for use by the Company in connection with the business of the Company (the “Leases”), together with a description of all buildings and material fixtures and improvements erected thereon.

(c)           The Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, except as enforcement may be limited in bankruptcy or by equitable principles, and there does not exist under any such Lease any default by the Company or, to the Company’s Knowledge, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by the Company or, to the Company’s Knowledge, by any other Person.  The Company has delivered to Buyer complete and accurate copies of all Leases, including all amendments and agreements related thereto.  All rent and other charges currently due and payable under the Leases have been paid.

(d)           The Company is the holder of the lessee’s interest under the Leases and has not assigned the Leases nor subleased all or any portion of the premises leased thereunder.  The Company has not made any alterations, additions or improvements to the premises leased under the Leases that are required to be removed (or of which lessor could require removal) at the termination of the respective Lease terms.

3.13        No Undisclosed Liabilities.  Except as disclosed in the Balance Sheet or set forth in Schedule 3.13, there are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and to the Company’s Knowledge, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to the Company.

3.14        Litigation.  Except as disclosed in Schedule 3.14, there is no claim, action, suit, investigation or proceeding (or to the Knowledge of the Company, any basis therefor) pending against or, to the Company’s Knowledge, threatened against or affecting, the Company or any of its properties or the transactions contemplated hereby before any court or arbitrator or any governmental body, agency, official or authority.

3.15        Material Contracts.

(a)           Except for the Laundry Leases and except as disclosed in Schedule 3.15, as of the date of this agreement, there are no agreements, arrangements, understandings, instruments, contracts, leases, plans or commitments to which the Company is a party or by which it is bound, including but not limited to any:

(i)            lease;

(ii)           contract or agreement involving aggregate payments by or obligations of the Company in an amount equal to $25,000 or more, including any such contract or agreement for the purchase of materials, supplies, goods, services, equipment or other assets;

(iii)          contract or agreement involving aggregate payments to the Company in an amount equal to $25,000 or more, including any sales, distribution or other similar agreement;

(iv)          partnership, joint venture or other similar contract, arrangement or agreement;

(v)           contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

(vi)          employment, severance or consulting agreement;

(vii)         license, technology transfer, franchise or other agreement in respect of any Intellectual Property or other property owned or used by the Company;

(viii)        agency, dealer, sales representative or other similar agreement;

(ix)           contract or other document that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company after the Closing Date;

(x)            contract or commitment with or for the benefit of any Interested Person; or

(xi)           other contract or commitment not made in the ordinary course of business or otherwise material to the Company.

(b)           Each agreement, arrangement, understanding, instrument, contract, lease plan or commitment disclosed in any schedule to this Agreement or required to be disclosed pursuant to Section 3.15(a) is a valid and binding agreement of the Company and is in full force and effect, and neither the Company nor, to the Company’s Knowledge, any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, nor, to the Knowledge of the Company, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.

3.16        Technology and Intellectual Property.  Schedule 3.16 contains a complete and accurate list of all registered and material unregistered copyrights and applications therefor (including renewals) (the “Copyrights”), registered and material unregistered trademarks, service marks and trade names and any applications therefor (including renewals) (the “Trademarks”), patents, patent applications (including renewals), patent disclosures (together with all re-issuances, continuations, continuations in part, revisions and extensions), patent rights (collectively, (the “Patents”), material inventions and discoveries (whether or not patentable and whether or not reduced to practice), trade dress and corporate names (together with all translations, adaptations, derivations and combinations thereof) (the “Trade Dress”) or other material similar rights used or useable in the Company’s business, all whether or not owned or licensed); and all licenses, sublicenses, agreements and permissions to or from third parties with respect to the foregoing or rights related thereto (collectively, the “Intellectual Property Rights”).  Except as set forth in Schedule 3.16:

(a)           the Company owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the Company’s Intellectual Property Rights (including, without limitation, all material Patents, Trademarks, Copyrights and Trade Secrets (as defined below)), that are material to the Company’s business, free and clear of all encumbrances;

(b)           all Patents, Trademarks and Copyrights included in the Company’s Intellectual Property Rights which are issued by or registered with, as applicable, the U.S. Patent and Trademark Office or the U.S. Copyright Office are currently in compliance in all material respects with formal legal requirements and are valid and enforceable;

(c)           there are no pending, or, to the Knowledge of the Company, threatened claims against the Company alleging that any of the Company’s Intellectual Property Rights infringes or conflicts with the rights of others (“Third Party Rights”);

(d)           to the Knowledge of the Company, neither the Company’s business nor the Company’s Intellectual Property Rights infringes or conflicts with any Third Party Right;

(e)           the Company has not received any written communications alleging that the Company has violated or, by conducting its business, would violate any Third Party Rights or that any of the Company’s Intellectual Property Rights are invalid or unenforceable;

(f)            to the Knowledge of the Company, no third party is violating or infringing any of the Company’s Intellectual Property Rights; and

(g)           with respect to Intellectual Property Rights which are licensed, the Company is in compliance with any and all license agreements, and has received no notice of breach, default or other non-compliance; and the transaction contemplated herein will not result in a breach of or default under any such licenses.

(h)           the Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of any trade secrets it may own (the “Trade Secrets”).  To the Knowledge of the Company, the Trade Secrets have not been disclosed by the Company to any person or entity other than employees or contractors performing services for the Company who had a need to know and use such Trade Secrets in the course of their employment or contract performance.  The Company has the right to use, free and clear of claims of third parties, all of the Trade Secrets.  To the Knowledge of the Company, no third party has asserted that the use by the Company of any of the Trade Secrets violates any Third Party Rights.

3.17        Insurance Coverage.  Schedule 3.17 lists all of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company.  The Company has furnished to Buyer true and complete copies of all insurance policies and fidelity bonds listed in Schedule 3.17.  Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 2003 and remain in full force and effect.

3.18        Compliance with Laws; Permits; No Defaults.

(a)           The Company is not in violation in any material respect of, and has not since January 1, 2005 violated in any material respect, any applicable provisions of any laws, statutes, ordinances or regulations.

(b)           Schedule 3.18 correctly describes each governmental license, permit, concession or franchise (a “Permit”) material to the business of the Company, together with the name of the governmental agency or entity issuing such Permit.  Such Permits are valid and in full force and effect, and none of such Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

(c)           The Company is not in default under, and, to the Company’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under, any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority.

3.19        Employees and Labor Matters.

(a)           Schedule 3.19(a) sets forth, with respect to each employee of the Company (including any employee who is on a leave of absence or on layoff status subject to recall) (i) the name of such employee and the date as of which such employee was originally hired by the Company, and whether the employee is on an active or inactive status; (ii) such employee’s title; (iii) such employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, equity vesting schedule, severance pay potential, and any other compensation forms; (iv) each current benefit plan in which such employee participates or is eligible to participate; and (v) any governmental authorization that is held by such employee and that is used in connection with the Company’s business.  Except as disclosed in Schedule 3.19(a), the employment of each of its employees is terminable by the Company at will.

(b)           Schedule 3.19(b) lists all Persons who have performed in the past twelve (12) months or are currently performing services for the Company who are classified as “consultants” or “independent contractors,” the compensation of each such Person and whether the Company is party to an agreement with such Person (whether or not in writing).  Any such agreements are listed on Schedule 3.15 and have been delivered (or, in the case of agreements that are not in writing, a summary thereof has been delivered) to Buyer.  All Persons engaged by the Company as independent contractors, rather than employees, have been properly classified as such and have been engaged in accordance with all applicable foreign, federal, state and/or local laws.

(c)           The Company is not and has never been a party to or bound by any union contract, collective bargaining agreement or similar contract.  There has never been any lockout, strike, slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any of its employees.

(d)           Schedule 3.19(d) lists all current employee manuals and handbooks, employment policy statements, employment agreements, and other materials relating to the employment of the current employees of the Company.  The Company has delivered to Buyer complete copies of all such documents.

(e)           Except as disclosed in Schedule 3.19(e), (i) none of the employees of the Company has notified or otherwise indicated to the Company that he or she intends to terminate his or her employment with the Company, or not to accept employment with Buyer; (ii) the Company does not have a present intention to terminate the employment of any employee; (iii) to the Company’s Knowledge, no employee of the Company has received an offer of employment from any other Person; (iv) to the Company’s Knowledge, no employee of the Company is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other contract with any third party that would be likely to affect in any way (A) the performance by such employee of any of his or her duties or responsibilities as an employee, or (B) the business or operations of the Company; (v) to the Knowledge of the Company, no employee of the Company is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company; and (vi) the Company is not and never has been engaged in any dispute or litigation with an employee or former employee regarding Intellectual Property matters.

(f)            Except as disclosed in Schedule 3.19(f), (i) the Company does not have an established severance pay practice or policy; (ii) no employee of the Company is entitled to any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payment from the Company or Buyer (other than accrued salary, vacation, or other paid time off in accordance with the policies of the Company) as a result of or in connection with the transactions contemplated by this Agreement or any of the Transaction Documents or as a result of any termination by the Company on or after the Closing of any Person employed by the Company on or prior to the Closing Date.

(g)           The Company is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, wages and hours.  There are no, and within the last three (3) years there have been no formal or informal grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Company’s Knowledge, threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally.  The Company is not engaged, and to the Company’s Knowledge has never engaged, in any unfair labor practice of any nature.  The employees of the Company have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable state law.  The Company has not failed to pay any of its employees, consultants or contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such individuals.  The Company is not, and within the last three (3) years the Company has not been, subject to any order, decree, injunction or judgment by any governmental authority or private settlement contract in respect of any labor or employment matters.  The Company is in material compliance with the requirements of the Immigration Reform Control Act of 1986.

(h)           The Company and, to the Company’s Knowledge, each employee of the Company, is in compliance in all material respects with all applicable visa and work permit requirements, and, to the Company’s Knowledge, no visa or work permit held by an employee of the Company will expire during the six month period following the date of this Agreement.

(i)            The Company is not subject to any affirmative action obligations under any law, including without limitation, Executive Order 11246, and is not a government contractor or subcontractor for purposes of any law with respect to the terms and conditions of employment, including without limitation, the Service Contracts Act or prevailing wage laws.

3.20        Environmental Compliance.

(a)           Environmental Definitions.  The following terms, as used herein, have the following meanings:

“Environmental Law” means any and all applicable federal, state, local and foreign law, principles of common law, by-law, regulation, rule, ordinance, code, decree, order, license, permit, condition, judicial interpretation thereof, judgments, ruling, directive, or judicial or administrative order, and any requirement of any governmental agency or authority having jurisdiction with respect thereto relating to (i) the protection of human health or safety, natural resources or the environment, (ii) the release of any Hazardous Substance into the environment, or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance or the containment, removal or remediation thereof.

“Hazardous Substance” means any compound, chemical, contaminant, pollutant, toxic substance, hazardous waste, hazardous material, or hazardous substance as defined, identified, or regulated under or pursuant to any Environmental Law, including without limitation any asbestos, asbestos-containing material, polychlorinated biphenyl, oil, waste oil, petroleum or petroleum product or mold, the presence of which could reasonably be expected to pose a risk to human health or safety or the environment or result in an obligation under any Environmental Law to report, investigate, monitor, manage, test, sample, contain, remove, remediate, or take any response action concerning the same.

“Remedial Action” means any reporting, investigation, monitoring, management, testing, sampling, containment, removal (including without limitation the removal of underground storage tanks), clean-up, remediation, corrective action, or response action with respect to any Hazardous Substance, required by, or ordered by any governmental authority in accordance with, applicable Environmental Law.

(b)           Environmental Representations and Warranties.  The Company currently is in compliance, and in its operation of its business during the past five (5) years it has complied, with all applicable Environmental Laws, except where failure to comply would not reasonably be expected to have a Material Adverse Effect.  To the Company’s Knowledge, no Hazardous Substance is present or has been released by the Company on any real property now owned or leased, or ever owned or leased, by the Company, as to which Remedial Action, as of the date hereof, is required under applicable Environmental Laws, or as to which, to the Company’s Knowledge, any Remedial Action would reasonably be expected to be required in the future under existing and applicable Environmental Laws.  The Company has not during the past five (5) years received any written notice, demand, letter, claim or request for information alleging that it may be in violation of, liable under, or required to take any Remedial Action under any Environmental Law and, to the Company’s Knowledge, no such written notice, demand, letter, claim or request for information is impending or would reasonably be expected to be forthcoming.

3.21        Customers and Suppliers.  The Company has not received written notice from or is not otherwise aware that (a) any customer (or group of customers under common ownership or control) that accounted for a material percentage of the aggregate products and services furnished by the Company during the past 18 months has stopped or intends to stop purchasing the products or services of the Company or (b) any supplier (or group of suppliers under common ownership or control) that accounted for a material percentage of the aggregate supplies purchased by the Company during the past 18 months has stopped or intends to stop supplying products or services to the Company.

3.22        Transactions with Affiliates; Intercompany Arrangements.  Except as shall be terminated at or prior to the Closing or as listed on Schedule 3.22, there are no agreements, loans, leases, royalty agreements or other continuing transactions between the Company and (i) any officer, director or partner of the Company or any of their Affiliates or (ii) any member of any officer, director or partner of the Company’s family or any of their Affiliates (“Interested Person”).  To the Knowledge of the Company, no Interested Person (x) has any material direct or indirect interest in any entity that does business with the Company or (y) has any direct or indirect interest in any property, asset or right that is used by the Company in the conduct of its business, in each case that will continue following the Closing.  No Interested Person has any contractual relationship (including that of creditor or debtor) with the Company that will continue after the Closing other than such relationships as result solely from being an officer, director or partner of the Company or its general partner.

3.23        Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sellers or the Company who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

3.24        Taxes.

(a)           All U.S., state, local, and foreign Tax returns required to be filed by or on behalf of the Company have been duly and timely filed.  All such Tax returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations.  All Taxes due and owing by the Company (whether or not shown on any Tax return) have been paid in full.  Adequate provision has been made in the unaudited Financial Statements, in accordance with GAAP, for all Taxes for which the Company is liable but that have not yet become due.  The Company is not currently the beneficiary of any extension of time within which to file any Tax return.  No claim has ever been made or threatened by an authority in a jurisdiction where the Company does not file Tax returns claiming that the Company is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(b)           The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, partner, or other third party.

(c)           No governmental authority has proposed (tentatively or definitely), asserted or assessed or, to the Knowledge of the Company, threatened to propose or assert or assess any deficiency, assessment or claim for Taxes and, to the Knowledge of the Company, there is no basis for any such proposal, assertion or assessment.  The Company has delivered to Buyer correct and complete copies of all Tax returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since January 1, 2002.

(d)           The Company is not required to file Tax returns (other than for sales or property Taxes) or pay Taxes (other than sales or property Taxes) any place other than  Alabama, Arizona, Arkansas, Colorado, Florida, Georgia, Louisiana, Mississippi, Missouri, New Mexico, Tennessee, Texas, Utah, Washington and Wyoming.

(e)           The Company does not have any interest in any trust, partnership, corporation, LLC, or other business entity.

(f)            Since its formation in 1991, the Company (A) has never been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return and (B) has no liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)           The Company is not and has not been a party to any Tax sharing agreement or arrangement.

(h)           Neither the Company nor the Sellers are foreign persons within the meaning of Code Section 1445.

(i)            The Company has not engaged in any “listed transaction” within the meaning of Code Section 6707A that could affect the income Tax liability for any taxable year not closed by the applicable statute of limitations.

(j)            Since its formation in 1991, the Company is, and has always been, a partnership for federal, state and local income tax purposes.

3.25        Bank Accounts.  Schedule 3.25 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto.

3.26        Sufficiency of Assets.  The assets of the Company include all assets used or held for use in the conduct of the business as currently conducted by the Company and such assets are sufficient to permit the Company to conduct such business as currently conducted.  All tangible assets of the Company are in reasonable commercial condition and repair (ordinary wear and tear excepted).

3.27        Illegal Payments.  Neither the Company nor, to the Knowledge of the Company, any Person affiliated with the Company has ever offered, made or received on behalf of the Company any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to any person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefor or other persons.

3.28        Employee Benefits.

(a)           The following terms, as used herein, have the following meanings:

“Benefit Arrangement” means an employment, severance or similar contract, arrangement or policy (written or oral) and each plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits or any co-employment agreement that (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its ERISA Affiliates or any
Co-Employer and (iii) covers any Employee or former Employee of the Company.

“Co-Employer” means any entity that is or was considered to be a co-employer with the Company.

“Employee” for purposes of this Article VII means any partner or employee of the Company, including any employee Co-employed by the Company and Co-Employer.

“Employee Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by the Company or any of its ERISA Affiliates or any
Co-Employer, as the case may be.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Multiemployer Plan” means each Employee Plan that is a multiemployer plan, as defined in Section 4001(a)(3) of ERISA.

(b)           Employee Benefits Representations and Warranties.

(i)            Schedule 3.28 lists each Employee Plan that covers any Employee, copies of all of which, and a summary plan description of each, have previously been furnished to Buyer.  With respect to each Employee Plan, all annual reports (Form 5500) required to be filed with the Internal Revenue Service or Department of Labor have been properly filed on a timely basis and the Company has provided the most recently filed Form 5500.

(ii)           Schedule 3.28 also includes a list of each Benefit Arrangement of the Company, copies or descriptions of which have been made available or furnished previously to Buyer.

(iii)          With respect to each Employee Plan and Benefit Arrangement listed on Schedule 3.28, the Company has provided to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable:  (i) any related trust agreement or other funding instrument; (ii) the most recent determination or opinion letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company, the Sellers or any
Co–Employer to the Employees concerning the extent of the benefits provided under an Employee Plan or Benefit Arrangement; (iv) a summary of any proposed amendments or changes anticipated to be made to the Employee Plans or Benefit Arrangements at any time within the twelve months immediately following the date hereof, and (v) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(iv)          None of the Employee Plans or Benefit Arrangements listed on Schedule 3.28 is subject to the laws of any jurisdiction outside the United States.

(v)           No non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan.

(vi)          Neither the Company nor any ERISA Affiliate maintains or has ever maintained or contributed to or expects to incur liability with respect to any Multiemployer Plan or Employee Plan subject to Title IV of ERISA.  Neither the Company nor any ERISA Affiliate has incurred nor does it reasonably expect to incur any liability with respect to any transaction described in Section 4069 of ERISA.

(vii)         Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.  Each Employee Plan or Benefit Arrangement has been established, administered and maintained in material compliance with its terms and with the applicable requirements prescribed by any and all statutes, orders, rules and regulations.

(viii)        With respect to the Employees and former Employees, there are no employee post-retirement health or welfare plans in effect, except as required by Section 4980B of the Code or applicable state law.  No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

(ix)           All contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the day prior to the Closing Date, will be discharged and paid prior to the Closing Date, except to the extent reflected in the Financial Statements.  There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

(x)            Except as set forth on Schedule 3.28 no Employee will become entitled to any material bonus, retirement, severance acceleration of payment or vesting or any other similar payment or benefit or enhanced payment or benefit as a result of the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)) whether under any Employee Plan or Benefit Arrangement or otherwise.

(xi)           To the Company’s Knowledge, there are no (i) actions, suits or claims (other than routine claims for benefits) or (ii) administrative investigations, audits or other administrative proceedings, pending or, to the Knowledge of the Company, threatened in writing involving any Employee Plan or Benefit Arrangement, and, to the Company’s Knowledge, no facts exist which could give rise to any actions, suits or claims (other than routine claims for benefits).

(xii)          The Company may amend or terminate any Employee Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(xiii)         All Employee Plans and Benefit Arrangements that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) have been maintained and administered in good faith compliance with the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder.

(xiv)        The Company has withdrawn as a participating employer in, and has no liability under, the J.C. Pace Ltd. Excess Benefit Plan.

(xv)         The Company has taken all necessary actions to terminate the Company’s 401(k) Plan and the participation of all participants therein as of March 31, 2008.

3.29        Inventory.  All of the Equipment Inventory of the Company as of December 31, 2007 is listed in Schedule 3.29 attached hereto.  The Equipment Inventory is of the type, quantity and quality necessary to conduct the business of the Company in a manner consistent with past practices.  Except as disclosed in Schedule 3.29, the Equipment Inventory is owned free and clear of all Liens.  As of the date hereof, the Equipment Inventory includes, without limitation, at least an aggregate of 1,400 new laundry machines, washers and dryers and 1,000 used laundry machines, washers and dryers.

3.30        Other Information.  None of this Agreement, the Transaction Documents and the schedules, exhibits and other documents delivered in connection herewith and therewith, when read together as a whole, knowingly contains any untrue statement of a material fact or knowingly omits to state a material fact necessary in order to make the statements contained therein not misleading.

3.31        Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this Agreement and the Transaction Documents, neither the Company nor the Sellers make any representation or warranty, express or implied, at law or in equity, in respect of the Company or the Sellers, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
RELATING TO SELLERS

Each Seller, jointly and severally, represents and warrants to, and agrees with, Buyer and Newco as follows:

4.01        Title to and Validity of Partnership Interests.  Each Seller now has, and on the Closing Date will have, sole legal and beneficial ownership of, good and transferable title to and unrestricted power to vote and sell the Partnership Interests designated as owned by such Seller opposite such Seller’s name on Schedule 2.01, free and clear of any Lien and, upon purchase and payment therefor and delivery to Buyer thereof in accordance with the terms of this Agreement, each of Buyer and Newco will obtain good and transferable title to such Partnership Interests free and clear of any Lien.  All Partnership Interests owned by such Seller have been duly authorized and validly issued and are fully paid.  All Partnership Interests to be sold by such Seller are registered in the name of such Seller.

4.02        Authority.  Such Seller has the legal power, right and authority to enter into and perform this Agreement and each Transaction Document to which it is a party, and to perform each of his obligations hereunder.  This Agreement has been duly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement and such Transaction Documents by such Seller (a) require no action by or in respect of, or filing with, or consent of, any governmental body, agency or official or any other Person other than compliance with any applicable requirements of the HSR Act and (b) to such Seller’s knowledge, do not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or any other instrument binding upon such Seller.

4.03        No Violation.  Except as set forth in Sections 3.03 and 3.04, the execution and delivery of this Agreement and all Transaction Documents executed and delivered by any Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, obligation, permit, license or authorization to which the Company or such Seller is a party or by which any of them or their respective assets are bound, or any provision of such Seller’s organizational documents, if applicable; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, or any order of, or any restriction imposed by, any governmental authority applicable to the Company or such Seller; or (iii) except for filings required under the HSR Act, require from the Company or such Seller any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party.

4.04        Consents and Approvals.  Except as set forth in Sections 3.03 and 3.04, no consent, approval or authorization of, or declaration, filing or registration with, any governmental authority or third party is required to be made or obtained by such Seller in connection with the execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, other than compliance with any applicable requirements of the HSR Act.

4.05        Brokers’, Finders’ Fees, etc.  No Seller has employed any broker, finder, investment banker or financial advisor (i) as to whom any such Seller may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the transactions contemplated hereby, or (ii) who might be entitled to any fee or commission from Buyer, the Company or any of their respective Affiliates upon consummation of the transactions contemplated hereby.

4.06        Disclosure.  The representations and warranties made or contained in this Article IV, the Schedules and Exhibits hereto and any Transaction Document executed or delivered by such Seller, when taken together, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated herein or therein or necessary in order to make such representations or warranties not misleading in the light of the circumstances in which they were made or delivered.

4.07        Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this Agreement and the Transaction Documents, Sellers make no representations or warranties, express or implied, at law or in equity, in respect of Seller or the Company, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and Newco, jointly and severally, hereby represent and warrant to the Company and Sellers that:

5.01        Organization and Existence.  The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.  Newco is a limited liability company validly existing and in good standing as a limited liability company under Delaware law, and has all limited liability company power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

5.02        Corporate Authorization.  The execution, delivery and performance by the Buyer of this Agreement and each Transaction Document to which the Buyer is a party, and the consummation by the Buyer of the transactions contemplated hereby and thereby, are within the Buyer’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Buyer.  Each of this Agreement and each Transaction Document to which the Buyer is a party has been duly executed and delivered by the Buyer and constitutes a valid and binding agreement of the Buyer, enforceable in accordance with its terms, except as enforcement may be limited in bankruptcy or by equitable principles.  The execution, delivery and performance by Newco of this Agreement and each Transaction Document to which Newco is a party, and the consummation by Newco of the transactions contemplated hereby and thereby, are within Newco’s limited liability company powers and have been duly authorized by all necessary limited liability company action on the part of Newco.  Each of this Agreement and each Transaction Document to which Newco is a party has been duly executed and delivered by Newco and constitutes a valid and binding agreement of Newco, enforceable in accordance with its terms, except as enforcement may be limited in bankruptcy or by equitable principles.

5.03        Governmental Authorization; Consents.  The execution, delivery and performance by the Buyer and Newco of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the HSR Act.  No consent, approval, waiver or other action by any Person (other than any governmental body, agency, official or authority) under any contract, agreement, indenture, lease, instrument or other document to which the Buyer or Newco is a party or by which it is bound is required or necessary for the execution, delivery and performance by the Buyer and Newco of this Agreement and each Transaction Document to which the Buyer and/or Newco is a party, or for the consummation of the transactions contemplated hereby or thereby.

5.04        Non-Contravention.  The execution, delivery and performance by the Buyer and Newco of this Agreement and each Transaction Document to which the Buyer and/or Newco is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) contravene or conflict with (A) in the case of the Buyer, its certificate of incorporation or bylaws, and (B) in the case of Newco, its certificate of formation or limited liability company agreement, (ii) assuming compliance with the HSR Act, contravene or conflict with any provision of any law, regulation, judgment, injunction, order, Permit or decree binding upon or applicable to the Buyer or Newco; (iii) constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Buyer or Newco or to a loss of any benefit to which the Buyer or Newco is entitled under any provision of any agreement, contract or other instrument binding upon the Buyer or Newco or by which their assets may be bound or (iv) result in the creation or imposition of any Lien on any asset of the Buyer or Newco.

5.05        Finders’ Fees.  Neither Buyer nor Newco has employed any broker, finder, investment banker or financial advisor (i) as to whom Buyer or Newco may have any obligation to pay any brokerage or finders’ fees, commissions or similar compensation in connection with the transactions contemplated hereby, or (ii) who might be entitled to any fee or commission from Sellers, the Company or any of their respective Affiliates upon consummation of the transactions contemplated hereby.

5.06        Investment Representations.  Buyer and Newco are acquiring the Partnership Interests for their own account, for investment and without any intention of distributing such Interests in violation of the Securities Act of 1933 or any applicable state securities law.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.01        Confidentiality.  Upon Closing, each Seller shall treat and hold, and shall cause its Affiliates to treat and hold, as confidential any proprietary information concerning the Company, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such proprietary information (the “Confidential Information”), refrain from using any of the Confidential Information, and deliver promptly to Buyer, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control.  Notwithstanding the foregoing, Confidential Information shall not include information that is generally available to the public other than as a result of a breach of this Section 6.01 or other act or omission of any Seller or any of its Affiliates.  In the event that any Seller or any of its Affiliates is requested or required to produce information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Person shall notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.01.  If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller or any of its Affiliates is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, such Person may disclose the Confidential Information to the tribunal; provided, that such disclosing Person shall use its reasonable commercial efforts to seek, at the request and expense of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

6.02        Tax Matters  The following provisions shall govern the allocation of responsibility as between the Buyer and the Sellers for certain tax matters following the Closing Date:

(a)           Tax Indemnification.  The Sellers jointly and severally shall indemnify the Buyer Indemnified Parties and hold them harmless from and against, any Loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) imposed on the Company for all taxable periods ending before the Closing Date and the portion through the end of the day prior to the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, (iii) Taxes of any person imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing Date, and (iv) breach of the representations in Section 3.24 and (v) any Excluded Taxes.

The applicable Buyer Indemnified Party shall provide a notice of claim for indemnification hereunder to Sellers’ Representative, which notice shall include evidence that such tax has been due and/or has been paid.  Sellers shall indemnify the Buyer Indemnified Party within 5 days after receipt of notice.  In the Sellers’ discretion, the Sellers may request such Buyer Indemnified Party to file a claim for refund with respect to such indemnified Taxes.  Sellers shall bear the expenses of preparing and prosecuting such refund action.  To the extent a refund with respect to such indemnified Taxes paid by the Sellers is actually recovered by a Buyer Indemnified Party, such Buyer Indemnified Party shall pay such refund to the Sellers’ Representative within a reasonable time of receipt.

The Sellers’ obligation to indemnify the Buyer Indemnified Parties pursuant to this Section 6.02(a) shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations; provided, that, if the Buyer Indemnified Parties provide the Sellers with notice of a claim to indemnify prior to the end of such period, the Sellers will still be obligated to indemnify the Buyer Indemnified Parties for such claim.  Notwithstanding anything contained herein to the contrary, the Buyer Indemnified Parties shall be entitled to dollar-for-dollar indemnification from the first dollar and shall not be subject to the Sellers’ Basket or the Indemnity Cap Amount in seeking indemnification under this Section 6.02(a).

(b)           Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of Taxes that is allocable to the Pre-Closing Tax Period shall (i) in the case of Taxes that are imposed on a periodic basis (such as real property taxes), be deemed to be the amount of such Taxes for the entire period (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending before (and excluding) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes that are not described in clause (i) above (such as income Taxes, the Texas Revised Franchise Act, Taxes imposed in connection with any sale or other transfer or assignment of property, and payroll and similar Taxes), be deemed to be equal to the amount that would have been payable if the taxable year or period of the Company ended on the day prior to the Closing Date.

Except for federal, state and local income tax returns, the Buyer shall file, or shall cause the Company to file, any tax return relating to the Company for any Straddle

Period, and the Buyer shall pay, or cause to be paid, all Taxes shown as due on any such returns.  At least ten (10) days prior to filing any such return, Buyer shall provide the Sellers’ Representative with a copy of such return and a notice setting forth the calculation regarding the amount of such Taxes allocable to the Sellers under this Section 6.02(b).  Sellers’ Representative shall have five (5) days to either (i) make reasonable objection to the calculation or allocation of any such Taxes to Sellers, or (ii) pay the amount shown as due from Sellers to Buyer.  If reasonable objection is made, the parties shall consult and resolve in good faith any such objection, it being understood and agreed that in the absence of any resolution, any and all such objections shall be resolved by treating items in a manner consistent with the past practices with respect to such items.  Payment shall be made as soon as practical thereafter.

With respect to federal, state and local income tax returns, Sellers shall retain the right to file the final Form 1065 and Forms K-1 with respect to the Company for the short taxable year ending on the day prior to the Closing Date.  The income of the Company will be apportioned to the period up to and excluding the Closing Date, and the period on or after the Closing Date, by closing the books and records of the Company on the day prior to the Closing Date.  For purposes of allocating and apportioning income before and after the Closing Date, Buyer and Sellers shall reasonably approximate items of income and deduction with respect to the Route Cash and Accounts Receivable in accordance with the allocations set forth in Sections 2.03(c) and 6.05 of this Agreement.

Sellers shall retain the authority to control the final disposition or settlement of any tax claim or assessment made with respect to any Pre-Closing Tax Period, subject to compliance with applicable law.  Buyer and Sellers shall cooperate and jointly control the disposition or settlement of any tax claim or assessment made with respect to any Straddle Period.  With respect to all proceedings or litigation with respect to Pre-Closing Tax Periods and Straddle Periods, Buyer and Sellers shall consult and cooperate with each other in good faith to resolve the controversy with the applicable taxing authority.

(c)           Cooperation on Tax Matters.  Buyer, the Company, and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.  Buyer and Sellers shall work in good faith together to make any election under the Texas Revised Franchise Tax to minimize taxes imposed on Buyer and/or Sellers, provided that such election will not have an adverse affect on any of the parties.

(d)           Tax Sharing Agreements.  All tax-sharing agreements or similar agreements with respect to or involving the Company, if any, shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(e)           Transfer Taxes.  Sellers will pay, and will indemnify and hold the Buyer Indemnified Parties harmless against, any sales Tax, use Tax, real property transfer or gains Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on any of the Company or the Buyer Indemnified Parties as a result of the transactions contemplated by this Agreement (but excluding any such taxes that result from actions taken by the Company or Buyer after the Closing) (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes.  The Sellers agree to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession reasonably requested by Buyer that is reasonably necessary to complete such returns.

(f)            Allocation of Purchase Price.  For Tax purposes, Buyer and Sellers agree to allocate the Purchase Price consistently with Schedule 6.02(f) attached hereto.  Buyer shall prepare Form 8594 consistently with such Schedule, and shall provide Sellers a copy of such Form 8594 so that Sellers may confirm consistency with such Schedule.  Buyer and Sellers shall file all Tax Returns and reports consistently with such allocations.  Buyer and Sellers shall promptly inform one another of any challenge by any taxing authority to any allocation made pursuant to this paragraph and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

(g)           The Buyer and the Sellers agree that for federal income tax purposes, the Sellers’ sale of Partnership Interests to the Buyer shall be treated under Revenue Ruling 99-6 as (A) a sale by each Seller of its partnership interest in the Company to the Buyer, and (B) a purchase by the Buyer of the assets of the Company from the Sellers.

6.03        Further Assurances.  After the Closing, each party hereto shall cooperate with the others, and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and use commercially reasonable efforts to take all such other actions as may be reasonably requested by the other parties hereto from time to time, consistent with the terms of this Agreement, to effectuate the purposes and provisions of this Agreement.

6.04        Seller Releases.

(a)           For and in consideration of the amount to be paid to each Seller under this Agreement, and the additional covenants and promises set forth in this Agreement, effective as of the Closing each Seller, on behalf of itself and its assigns, heirs, beneficiaries, creditors, representatives, agents and Affiliates (the “Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges the Company its partners and any parent or subsidiary entities, and the Buyer, Newco and their Subsidiaries, and the respective officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, shareholders, representatives, employees, principals, agents, Affiliates, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, Losses and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past until and including the Closing Date against the Released Parties, or any of them, including but not limited to any claims which relate to or arise out of such Releasing Party’s relationship with the Company or its rights or status as a partner, officer or director of the Company and further including without limitation any claims of fraud or fraudulent inducement in connection with the negotiation, execution and performance of this Agreement and the other documents and agreements to which such Seller is a party in connection with the transactions contemplated by this Agreement (collectively, “Released Causes of Action”); provided, however, that the Released Causes of Action shall not include any rights and claims of any Releasing Party arising from or in connection with this Agreement or any Transaction Document, in each case to the extent arising after the Closing.

(b)           Each Seller hereby represents to the Released Parties that as of the Closing Date such Seller (i) has not assigned any Released Causes of Action or possible Released Causes of Action against any Released Party, (ii) fully intends to release all Released Causes of Action against the Released Parties including, without limitation, unknown and contingent Released Causes of Action (other than those specifically reserved above), and (iii) has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof.  Furthermore, each Seller further agrees not to institute any litigation, lawsuit, claim or action against any Released Party with respect to the Released Causes of Action.

(c)           Each Seller hereby represents and warrants that it has access to adequate information regarding the terms of this Agreement, the scope and effect of the releases set forth herein, and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement.  Each Seller further represents and warrants that it has not relied upon the Company, the Buyer or the Released Parties in deciding to enter into this Agreement and has instead made its own independent analysis and decision to enter into this Agreement.

6.05        Accounts Receivable.

(a)           Immediately prior to Closing, the Company shall distribute to the Sellers an undivided interest in the accounts receivable of the Company with respect to the

Company’s laundry equipment sales and equipment rental business as of the Closing Date (collectively, “Accounts Receivable”).  On or as soon as practicable after the Closing Date, Sellers’ Representative will prepare and deliver to Buyer a statement setting forth the outstanding Accounts Receivable, including the dates on which payments thereunder are due.  Effective upon the Closing, the Sellers hereby appoint Buyer their agent for collection of all of the Accounts Receivable as provided herein.  For a period of ninety (90) days following the Closing Date (the “Collection Period”), Buyer will collect the Accounts Receivable substantially in the same manner and with the same diligence that Buyer uses to collect its own accounts receivable.  During the Collection Period, the Sellers will not undertake, directly or indirectly, the collection of the Accounts Receivable other than pursuant to Buyer’s obligations on Sellers’ behalf under the terms and conditions of this Section 6.05.

(b)           All amounts received by Buyer during the Collection Period from an account debtor of Accounts Receivable shall be applied first to the Accounts Receivable of such account debtor in the order of their origination, unless the account debtor designates a specific invoice for payment or disputes such Accounts Receivable in writing, in which case the payment of such account debtor shall be applied to the Accounts Receivable as designated by the account debtor. Within fifteen (15) days after the end of each calendar month during the Collection Period, Buyer will deliver to the Sellers’ Representative a report with respect to the collections made with respect to the Accounts Receivable for such month and will remit to the Sellers’ Representative, on behalf of Sellers the total amount so collected during such month.  Except for such actions as it would customarily take in the ordinary course, Buyer will not be obligated to take any other actions, including the institution of litigation, the employment of any collection agency, legal counsel, or other third party, or other means of collections or pay any expenses to third parties to collect the Accounts Receivable.  If during the Collection Period a dispute arises with regard to an account included among the Accounts Receivable, Buyer shall promptly advise the Sellers’ Representative thereof and may (or, if requested by the Sellers’ Representative, will) turn over collection efforts for that account to the Sellers’ Representative, on behalf of Sellers.  At the end of the Collection Period, collection efforts for all uncollected Accounts Receivable shall be turned over by Buyer to the Sellers’ Representative, on behalf of Sellers.  Any amounts received by Buyer in respect of any Accounts Receivable following the Collection Period shall be promptly remitted to the Sellers’ Representative.

6.06        Insurance.  At or promptly following the Closing, the Company shall terminate all insurance policies and coverages in effect prior to the Closing Date.  All premium refunds for premiums paid prior to the Closing Date paid to Buyer pursuant to such terminations shall be delivered to the Sellers’ Representative for distribution to the Sellers in accordance with such Seller’s Fraction. Premiums for any insurance policies or coverages maintained in force after the Closing shall be prorated based on the numbers of days each such policy or coverage was in effect prior to the Closing and the number of days such policy or coverage was or will be in effect after the Closing until it is terminated or is scheduled to expire, and Buyer shall reimburse Sellers for prorated premiums allocated to Buyer.

6.07        Terminated Contracts.  At any time within 90 days following the Closing, Buyer may give one or more written notices to Sellers’ Representative that the Company and Buyer intend to terminate and/or buyout one or more of the contracts listed on Schedule 6.07 hereto and designated with an asterisk, specifying the proposed date of termination (the “Termination Date”, which Termination Date may not be later then the 90th day following closing) for each contract listed in such notice (the “Terminated Contracts”).  Any liabilities resulting from such terminations and/or buyouts as well as all liabilities arising under such Terminated Contracts from and after the Termination Date will be paid by the Sellers; provided, that the terms of any such termination and/or buyout will be subject to the reasonable consent of the Sellers’ Representative.  For the avoidance of doubt the parties hereto agree that Buyer will make the ordinary payments required under the Terminated Contracts listed on Schedule 6.07 that are designated with an asterisk (but not any costs arising under such Terminated Contracts from and after the Termination Date or associated with the termination and/or buyout of such Terminated Contracts) from and after the Closing and until the respective Termination Dates of such Terminated Contracts.  All contracts listed on Schedule 6.07 that are not designated with an asterisk are Terminated Contracts and Excluded Liabilities and will be terminated and/or bought out as promptly as practicable after the Closing, with the terms of any such termination and/or buyout subject to the reasonable consent of the Sellers’ Representative.

6.08        Sellers’ Net Worth.  Without limiting their obligations under applicable law or the indemnifications set forth in Section 8.01 hereof, for a period of at least two (2) years after Closing, the Sellers will maintain, in the aggregate, a minimum net worth equal to Eleven Million dollars ($11,000,000) and a minimum amount of cash, short-term investments and marketable securities equal to Eleven Million dollars ($11,000,000).  Upon the request of Buyer from time to time after the Closing, the Sellers will provide financial statements or other reasonable evidence of their compliance with this covenant.

6.09        Software Licenses.  The parties hereto agree to cooperate and use their reasonable efforts to transfer and assign any software licenses which are required to be transferred as a result of the consummation of the transactions contemplated by this Agreement.  Any license, transfer or other fees associated with such transfer and assignment shall be borne 50% by Buyer and 50% by Sellers.

6.10        Re-Hiring of Terminated Employees.  The Buyer hereby covenants and agrees that if any employee of the Company is terminated by the Company upon or after the Closing and such termination results in additional Seller Expenses, the Buyer will, in the event that it re-hires any such terminated employee within one year of the Closing Date, reimburse the Sellers, in accordance with each Seller’s Fraction, an amount equal to the additional Seller Expenses.

6.11        Company’s 2007 Audit.  The Sellers and Buyer agree that the costs and expenses of Clifton Gunderson LLP incurred in connection with the audit of the Company’s financial statements (including the balance sheet and related statements of operations and cash flows) for the fiscal year ended December 31, 2007 shall be borne 50% by Buyer and 50% by Sellers.

6.12        Colorado Springs Location.  For a period of up to ninety (90) days after Closing, the Company and Buyer will be permitted to occupy the Company’s current facility in Colorado

Springs, Colorado (recently transferred from the Company to Paceco Investors, L.P.) for monthly rent in the amount of $2,500.

6.13        Sale of Machines.  For a period of up to ten (10) yeas after Closing, so long as Buyer is a distributor of laundry machines, and provided that (i) it will not violate any contractual obligations of Buyer and (ii) Seller, Joe K. Pace, Gary Pace, Margaret P. Sykes and Tom L. Burgett are in compliance with all of their obligations under their respective Noncompetition Agreements, Buyer will sell new laundry machines at Buyer’s cost, including any related delivery, preparation or other costs, for such machines to (A) a business wholly-owned by Tom Burgett and his family members solely for use in public laundromats owned and/or operated by such business (and not for resale), up to a maximum amount of 100 machines per year, and (B) Q/W Coins Services, Ltd. solely for use in public laundromats owned and/or operated by Q/W Coins Services, Ltd. (and not for resale) for so long as such entity is wholly-owned by J.C. Pace & Co. and its Affiliates.

6.14        Certain Employee Benefits.  For a period of thirty (30) days after Closing, the Sellers hereby covenant and agree to cause J.C. Pace & Co. and its Affiliates to maintain the coverage and benefits available to Employees of the Company (other than Employees participating in the plan indentified as item 4 of Schedule 3.28), and, as applicable, their eligible dependents, under the employee healthcare plan identified as item 5 of Schedule 3.28.

ARTICLE VII

CONDITIONS TO CLOSING

7.01        Conditions to the Obligations of Each Party.  The obligations of Buyer, Newco, the Company and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

(a)           No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(b)           Each other party to this Agreement shall have executed and delivered each of the Transaction Documents to be entered into by it at Closing and any other documents or items required to be delivered by it pursuant to this Agreement.

7.02        Conditions to Obligation of Buyer.  The obligation of Buyer and Newco to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)           Buyer and Newco shall have received an opinion of Kelly Hart & Hallman LLP, dated the Closing Date, in form and substance mutually satisfactory to such parties.

(b)           The Company shall have received all of the Required Consents referred to in Schedule 3.03, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

(c)           Each Seller shall have executed and delivered to Buyer and Newco a certificate of non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b).  Each Seller shall have delivered to Buyer a clearance certificate or similar document(s) which may be required by any Tax authority to relieve Buyer and Newco of (x) any obligation to withhold Taxes in connection with the transactions contemplated by this Agreement and (y) any liability for Taxes (determining without regard to provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate or other document.

(d)           Sellers shall have paid all sales, use, transfer, stamp, documentary and other similar Taxes and recording and filing fees (but excluding any such taxes that result from actions taken by the Company, Buyer or Newco after the Closing) incurred in connection with the transactions contemplated by this Agreement.

(e)           Each Seller, Joe K. Pace, Gary Pace, Margaret P. Sykes and Tom L. Burgett shall have entered into a non-competition agreement, in form and substance mutually satisfactory to such parties (collectively, the “Noncompetition Agreements”).

7.03        Conditions to Obligation of Sellers.  The obligation of Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)           Sellers shall have received an opinion of Goodwin Procter LLP, dated the Closing Date, in form and substance mutually satisfactory to such parties.

(b)           The Company shall have received the Required Consents, in each case in form and substance reasonably satisfactory to Sellers, and no such consent, authorization or approval shall have been revoked.

(c)           Sellers shall have received payment of the Estimated Purchase Price in accordance with Section 2.05(a).

ARTICLE VIII

INDEMNIFICATION

8.01        Indemnification by Sellers.  Each Seller and their respective successors and permitted assigns will subsequent to the Closing, jointly and severally indemnify and hold harmless the Company, Buyer, Newco their respective subsidiaries and affiliates and their respective officers, directors, employees and agents (individually, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) sustained, suffered or incurred by or made against (collectively “Losses” and individually a “Loss”) any Buyer Indemnified Party arising out of, based upon or in connection with:

(a)           actual fraud or an intentional misrepresentation by Sellers or the Company of any of their representations or warranties in this Agreement or in any Schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement;

(b)           any other breach of any representation or warranty (other than a breach of Section 3.24 hereof, which is addressed in Section 6.02(a) hereof) made by Sellers or the Company in this Agreement or in any Schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement;

(c)           any breach of any covenant or agreement made by Sellers or the Company in this Agreement or in any Schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement;

(d)           any Excluded Liability; and

(e)           any liability under the Terminated Contracts to the extent provided in Section 6.07.

Claims under clauses (a) through (e) of this Section 8.01 shall be hereinafter collectively referred to as “Buyer Indemnifiable Claims,” and Losses in respect of such claims shall be hereinafter collectively referred to as “Buyer Indemnifiable Losses.”

8.02        Limitations on Indemnification by Sellers.

(a)           Maximum Indemnification.  Subject to the exceptions set forth in subsection (d)(ii) and (e)(ii) of this Section 8.02, the obligation of Sellers to indemnify Buyer Indemnified Parties in respect of any Buyer Indemnifiable Losses described in or arising under Section 8.01(b) (“Representation and Warranty Losses”) shall be limited, in the aggregate, to an amount equal to Eleven Million Six Hundred Fifty Thousand Dollars ($11,650,000) (the “Indemnity Cap Amount”).

(b)           Sellers’ Basket.  Subject to the exceptions set forth in subsection (d)(ii) and (e)(ii) of this Section 8.02, no indemnification shall be payable with respect to Representation and Warranty Losses except to the extent the cumulative amount of all Representation and Warranty Losses exceeds Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate (the “Sellers’ Basket”), whereupon the total amount of such Representation and Warranty Losses in excess of the Sellers’ Basket shall be recoverable in accordance with the terms hereof.

(c)           Time Limitation.  Subject to the exceptions set forth in subsection (d)(ii) and (e)(ii) of this Section 8.02, no indemnification shall be payable to a Buyer Indemnified Party with respect to any claim relating to Representation and Warranty Losses asserted more than eighteen (18) months after the Closing Date (the “Expiration Date”); provided that any claim for indemnification as to which notice has been given prior to the Expiration Date shall survive such expiration until final resolution of such claim.

(d)           Purchase Price Limitation on Certain Claims.  Notwithstanding anything herein to the contrary, Buyer Indemnified Parties shall be entitled to dollar-for-dollar indemnification from the first dollar up to the amount of the Purchase Price and shall not be subject to the Sellers’ Basket, or the Indemnity Cap Amount, or any limitation as to time (other than applicable legal statutes of limitation) in seeking indemnification with respect to any of the following:

(i)            Losses described in or arising under Sections 8.01(c), (d), or (e);

(ii)           Losses described in or arising under Section 8.01(b) involving a breach by Sellers or the Company of any of the representations and warranties contained in Sections 3.20, 3.23, 3.28 or 4.05.

(e)           No Limitation on Certain Claims.  Notwithstanding anything herein to the contrary, Buyer Indemnified Parties shall be entitled to dollar-for-dollar indemnification from the first dollar and shall not be subject to the Sellers’ Basket, or the Indemnity Cap Amount, or any limitation as to time (other than applicable legal statutes of limitation) in seeking indemnification with respect to any of the following:

(i)            Losses described in or arising under Sections 8.01(a);

(ii)           Losses described in or arising under Section 8.01(b) involving a breach by Sellers or the Company of any of the representations and warranties contained in Sections 3.02, 3.05, 4.01 or 4.02.

8.03        Indemnification by Buyer and Newco.  Buyer, Newco and their respective successors and permitted assigns agree subsequent to the Closing to indemnify and hold harmless Sellers, their subsidiaries and their affiliates and their respective partners, officers, directors, employees and agents (individually, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against and in respect of all Losses arising out of, based upon or in connection with:

(a)           actual fraud or an intentional misrepresentation by Buyer or Newco of any of its representations, or warranties in this Agreement or in any schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement;

(b)           any breach of any representation or warranty made by Buyer or Newco in this Agreement or in any Schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement;

(c)           any breach of any covenant or agreement made by Buyer or Newco in this Agreement or in any Schedule, exhibit, certificate, agreement or other instrument delivered under or in connection with this Agreement; and

(d)           any Assumed Liability.

Claims under clauses (a) through (d) of this Section 8.03 shall be hereinafter collectively referred to as “Seller Indemnifiable Claims,” and Losses in respect of such claims shall be hereinafter collectively referred to as “Seller Indemnifiable Losses.”

8.04        Limitations on Indemnification by Buyer and Newco.

(a)           Maximum Indemnification.  Buyer’s and Newco’s obligation to indemnify Seller Indemnified Parties in respect of Seller Indemnifiable Losses described in or arising under Section 8.03(b) shall be limited, in the aggregate, to an amount equal to the Indemnity Cap Amount.

(b)           No Limitation on Certain Claims.  Notwithstanding anything herein to the contrary, Seller Indemnified Parties shall be entitled to dollar-for-dollar indemnification from the first dollar and shall not be subject to the Indemnity Cap Amount or any limitation as to time (other than applicable legal statutes of limitation) in seeking indemnification from the Buyer or Newco with respect to any of the following:

(i)            Losses described in or arising under Sections 8.03(a), (c) or (d); and

(ii)           Losses described in or arising under Section 8.03(b) involving a breach by Buyer or Newco of any of the representations and warranties contained in Section 5.02, 5.05 or 5.06.

(c)           Time Limitation.  Subject to the exception set forth in Section 8.04(b), no indemnification shall be payable to a Seller Indemnified Party with respect to any claim asserted after the Expiration Date which relates to Seller Indemnifiable Losses described in or arising under Section 8.03(b); provided that any claim for indemnification as to which notice has been given prior to the Expiration Date shall survive such expiration until final resolution of such claim.

8.05        Notice; Defense of Claims.

(a)           Notice of Claims.  Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing (a “Claim Notice”) to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except (i) to the extent that the indemnifying party shall have been materially prejudiced as a result of the failure or delay in giving such Claim Notice and (ii) that no indemnification will be payable to an indemnified party with respect to any claim for which the Claim Notice is given after expiration of the period for which such claim may be made pursuant to Section 8.02 or 8.04 (as the case may be) of this Agreement.  Such Claim Notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

(b)           Third Party Claims.  With respect to third party claims, if within thirty (30) days after receiving the Claim Notice the indemnifying party gives written notice (the “Defense Notice”) to the indemnified party stating that (i) it may be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (ii) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification.

The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all identifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying parties’ obligation to indemnify the indemnified party therefor will be fully satisfied.  The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions.  Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of one separate counsel for the indemnified party shall be paid by the indemnifying party.

If no Defense Notice is given by the indemnifying party, or if diligent good faith defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle such claim, liability or expense.  If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

(c)           Non-Third Party Claims.  With respect to non-third party claims, if within thirty (30) days after receiving the Claim Notice the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, the amount of indemnity payable for such claim shall be as set forth in the Claim Notice.  If the indemnifying party provides written notice to the indemnified party within such 30-day period that it contests such indemnity, the parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the indemnifying party’s notice.  If the parties cannot reach agreement within such 30-day period, the parties may pursue such remedies as are available to them at law or in equity.

8.06        No Subrogation.  Following the Closing, Sellers shall have no right of indemnification, contribution or subrogation against the Company with respect to any indemnification payments by any Seller or Sellers under Section 8.01 or any set-off under Section 8.07.  Sellers shall have a right of contribution against each other with respect to amounts actually paid pursuant to Section 8.01, but such right of contribution shall in no way limit or affect Buyer’s, Newco’s and the Company’s rights contained in this Article VIII.

8.07        Limited Right of Set-Off.  Each Buyer Indemnifiable Party (or the Buyer on its behalf) shall have the right to set-off against any unsatisfied principal amount of the Note (whether or not such principal amount is then due and payable) the amount of any Buyer Indemnifiable Losses suffered or incurred by such Buyer Indemnified Party, in accordance with the procedures, and subject to the limitations, set forth in this Section 8.07.

(a)           Set-Off Procedures.  In the event that any Buyer Indemnified Party gives Sellers a Claims Notice pursuant to Section 8.05(a) hereof and advises that it intends to exercise its right of set-off with respect to such claim (a “Set-Off Claim”), and if Sellers do not give timely written notice pursuant to Section 8.05(c) that they contest such Set-Off Claim, or if Sellers notify the Buyer Indemnified Party within the period of timely notice thereunder that they agree to indemnify all or a portion of such Set-Off Claim, then the principal amount of the Note shall be reduced by the full amount of such Set-Off Claim, or the portion thereof that is uncontested, if any portion of such Set-Off Claim is contested.  From and after the date of such principal reduction, interest on the Note shall accrue only on the remaining principal of the Note, but no set-off of interest shall be made or permitted, and interest shall continue to accrue and be paid on the remaining principal of the Note in accordance with its terms.  The parties shall attempt during the 30-day period following notice of a contested Set-Off Claim to reach agreement regarding any disputed portion of such Set-Off Claim.  If the parties cannot reach agreement within such 30-day period, the parties may pursue such remedies as are available to them at law or in equity.  Absent any agreement by the parties or an order of a court of competent jurisdiction resolving in favor of the Buyer Indemnified Party a disputed Set-Off Claim, no set-off of the disputed Set-Off Claim shall be permitted.  If a court of competent jurisdiction determines that interest has accrued and been paid on principal of the Note that was subject to a valid Set-Off Claim but was not set-off, the Sellers shall return such amount of interest to the maker of the Note together with interest on such amount at the rate provided by the Note from, and including, the date of payment to, but not including, the date such interest is returned.

(b)           Claims Unresolved at Maturity.  If any unsatisfied Set-Off Claim has not been resolved by agreement of the parties or by an order of a court of competent jurisdiction when the principal of the Note becomes due and payable, Buyer shall deposit an amount equal to the least of (i) the aggregate amount of unsatisfied Set-Off Claims, (ii) the remaining principal amount of the Note and (iii) the excess of $5,825,000 over the aggregate amount set off against the principal of the Note prior to maturity, with an escrow agent satisfactory to Sellers’ Representative to be held and paid over in accordance with an escrow agreement to be executed by the parties substantially in the form of Exhibit B hereto.  The remaining principal amount of the Note, if any, shall be paid in accordance with its terms.

(c)           Priority of Set-Off.  For so long as there remains outstanding any principal amount of the Note, the Buyer Indemnified Parties shall first proceed with set-off as provided under this Section 8.07 with respect to claims for Buyer Indemnifiable Losses described in or arising under Sections 8.01(b), (c), (d) or (e), before proceeding against one or both Sellers with respect to such claims, and then only to the extent that the aggregate amount of unsatisfied Set-Off Claims exceeds $5,825,000; provided, however, that if at any time the aggregate amount of both resolved and unsatisfied Set-Off Claims exceeds $5,825,000, then the Buyer Indemnified Parties shall have the right to proceed directly against the Sellers with respect to such excess.  This Section 8.07 shall not limit or restrict the right of Buyer Indemnified Parties to proceed against one or both Sellers (without the need to first make a Set-Off Claim) with respect to claims for Buyer Indemnifiable Losses described in or arising under Sections 8.01(a).

8.08        Exclusive Remedy.  After the Closing, Section 6.02 and this Article VIII shall provide the exclusive remedy for any misrepresentation or breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby, other than with respect to claims for actual fraud or equitable remedies, including but not limited to specific performance and injunctive relief.

8.09        No Punitive Damages.  Notwithstanding anything to the contrary contained in this Agreement, no indemnifying party shall be liable for punitive damages, except to the extent any indemnified party suffered Losses for punitive damages paid to a third-party.

8.10        Tax Treatment.  The parties agree to treat all payments made pursuant to this Article VIII or Section 6.02 as adjustments to the Purchase Price for Tax purposes.

ARTICLE IX

SELLERS’ REPRESENTATIVE

9.01        Appointment of Sellers’ Representative.

(a)           Each Seller hereby irrevocably constitutes and appoints, J.C.P. Holding, L.P. (the “Sellers’ Representative”), as such Seller’s attorney-in-fact and agent in connection with the transactions contemplated by this Agreement.  This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness or other inability to act of any Seller.

(b)           Each Seller hereby irrevocably grants Sellers’ Representative full power and authority on behalf of such Seller:

(i)            to execute and deliver, and to accept delivery of, such documents as may be deemed by Sellers’ Representative, in its sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement;

(ii)           to execute documents of assignment transferring the Partnership Interests to be sold by such Seller at the Closing;

(iii)          to accept, at the Closing, the purchase price for each Partnership Interest sold by such Seller at the Closing, as payment in full for such Partnership Interest, and to certify as to the accuracy of the representations and warranties of the Company and of such Seller under, or pursuant to the terms of, this Agreement;

(iv)          to (A) dispute or refrain from disputing any claim made by Buyer under this Agreement; (B) negotiate and compromise any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement and (C) execute any settlement agreement, release or other document with respect to such dispute or remedy;

(v)           to waive any closing condition contained in Article VII of this Agreement and to give or agree to any and all consents, waivers, amendments or modifications deemed by Sellers’ Representative, in its sole discretion, to be necessary or appropriate under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(vi)          to enforce any claim against Buyer arising under this Agreement;

(vii)         to engage attorneys, accountants and agents at the expense of Sellers; and

(viii)        to give such instructions and to take such action or refrain from taking such action as Sellers’ Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of, and to consummate the transactions contemplated by, this Agreement.

(c)           Each Seller hereby agrees that:

(i)            the Company and Buyer shall be entitled to rely on any and all action taken by Sellers’ Representative under this Agreement notwithstanding any dispute or disagreement among Sellers without any liability to, or obligation to inquire of, any Seller or the Sellers’ Representative, notwithstanding any knowledge on the part of the Company or Buyer of any such dispute or disagreement;

(ii)           notice to Sellers’ Representative, delivered in the manner provided herein, shall be deemed to be notice to such Seller for the purposes of this Agreement and the Transaction Documents;

(iii)          the authority of Sellers’ Representative, as described in this Agreement, shall be effective until the rights and obligations of Sellers’ Representative under this Agreement shall terminate by virtue of the termination of any and all rights and obligations of such Seller to Buyer under this Agreement;

(iv)                              if the Sellers’ Representative resigns or is removed or otherwise ceases to function in its capacity as such for any reason whatsoever, a successor reasonably acceptable to Buyer shall be appointed by a majority-in-interest of Sellers; and

(v)                                 the Sellers’ Representative shall not be liable to any Seller for Damages with respect to any action taken or any omission by Sellers’ Representative pursuant to this Article IX, except to the extent such Damages are caused by Seller Representative’s gross negligence or willful misconduct.

(d)                                 Each Seller agrees that, notwithstanding the foregoing, at the request of Buyer, it shall take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement (including, without limitation, delivery of such Seller’s Partnership Interests and acceptance of the purchase price therefor) individually on its own behalf.

9.02                        Limitation on Actions.  Any claim, action, suit or other proceeding, whether at law or in equity, to enforce any right, benefit or remedy granted to Sellers under this Agreement shall be asserted, brought, prosecuted, or maintained only by Sellers’ Representative on behalf of Sellers.  Any claim, action, suit or other proceeding, whether at law or in equity, to enforce any right, benefit or remedy granted under this Agreement, including without limitation any right of indemnification provided in this Agreement, may be asserted, brought, prosecuted or maintained by Buyer against Sellers by service of process on the Sellers’ Representative and without the necessity of serving process on, any other Seller in such claim, action, suit or other proceeding.  With respect to any matter contemplated by this Section, a Seller shall be bound by any settlement or release to which Sellers’ Representative shall become a party.

9.03                        Indemnification.  Each Seller shall indemnify the Sellers’ Representative against any Damages that such Seller Representative may suffer or incur in connection with any action taken or any omission by the Sellers’ Representative except to the extent such Damages were caused by the Sellers’ Representative’s gross negligence or willful misconduct.

ARTICLE X

MISCELLANEOUS

10.01                 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given:  (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:

if to Buyer or Newco, to:	with a copy (which shall not constitute notice)
to:
Mac-Gray Services, Inc.
c/o Mac-Gray Corporation
404 Wyman Street	Goodwin Procter LLP
Waltham, MA 02451	53 State Street
Attn: Chief Executive Officer	Exchange Place
Telecopy: (781) 290-5358	Boston, MA 02109
Attn: Robert P. Whalen, Jr., Esq.
Telecopy: (617) 523-1231

if to the Company, to:	with a copy (which shall not constitute notice)
to:
Automatic Laundry Company, Ltd.
420 Throckmorton Street, Suite 710	Kelly Hart & Hallman LLP
Fort Worth, Texas 76102	201 Main Street
Attn: Joe K. Pace	Suite 2500
Telecopy: (817) 332-3296	Fort Worth, TX 76102
Attn: F. Richard Bernasek
Telecopy: (817) 878-9709

if to a Seller:

at its address shown in
Schedule 2.01, or to the
Sellers’ Representative

Such information may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.01.

10.02                 Amendments; No Waivers.

(a)                                  Any provision of this Agreement may be amended prior to the Closing Date if, and only if, such amendment is in writing and signed by Buyer, the Company and the Sellers.  Any provision of this Agreement may be waived if the waiver is in writing and signed by the party to be bound, which in the case of the Sellers may be done by Sellers’ Representative.

(b)                                 No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

10.03                 Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs or expenses; provided that if the Closing shall occur all such costs and expenses incurred by the Company (a) shall be paid or reimbursed by Sellers, or (b) shall reduce the Purchase Price as provided in Section 2.02.

10.04                 Successors and Assigns.

(a)                                  The rights of either Party under this Agreement shall not be assignable by such Party hereto prior to the Closing without the written consent of the other Party.

(b)                                 Following the Closing, neither Party may assign any of its rights hereunder to any third Person without the written consent of the other Party, except that either Party may assign its rights hereunder to an Affiliate.  Any assignment hereunder (whether before or after the Closing) shall not relieve the assigning Party of its obligations hereunder.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties and successors and assigns permitted by this Section 10.04 any right, remedy or claim under or by reason of this Agreement.

10.05                 Further Assurances.  From time to time after the Closing, at the request of Buyer and without further consideration, Sellers will execute and deliver to Buyer such other documents, and take such other action, as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and transferable title to the Partnership Interests.

10.06                 Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

10.07                 Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

10.08                 Entire Agreement.  This Agreement, the Note, the Noncompetition Agreements and the Escrow Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements (including, without limitation, that certain letter agreement among the Buyer, Company and Sellers, dated as of December 10, 2007), understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

10.09                 Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

10.10                 Jurisdiction.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or the transactions contemplated hereby may be brought against any of the parties in the state and federal courts of the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts from such courts) in any such action or proceeding.  Each party further irrevocably waives any objection to proceeding before any such court based upon lack of personal jurisdiction or to the laying of the venue and further irrevocably and unconditionally waives and agrees not to make any claim that a proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware.  Notwithstanding the foregoing, the parties agree that the jurisdiction of the above courts shall be non-exclusive and that any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in any court where the such action or proceeding may be properly brought.

[Signature Pages Follow Next]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MAC-GRAY SERVICES, INC.

By:	/s/ Michael J. Shea
Michael J. Shea, EVP, CFO and Treasurer

MAC-GRAY NEWCO, LLC

By:	Mac-Gray Services, Inc., its sole member

By:	/s/ Michael J. Shea
Michael J. Shea, EVP, CFO and Treasurer

[Signature Page to Partnership Interest Purchase Agreement]

AUTOMATIC LAUNDRY COMPANY, LTD.

	By:	JCP Holding, L.P., its general partner

	By:	JCP Holding Genpar, LLC, its general partner

	By:	/s/ Joe K. Pace
Joe K. Pace, President

SELLERS:

JCP Holding, L.P.

	By:	JCP Holding Genpar, LLC, its general partner

	By:	/s/ Joe K. Pace
Joe K. Pace, President

Paceco Investors, L.P.

	By:	Paceco Investors Genpar, LLC, its general
partner

	By:	/s/ Joe K. Pace
Joe K. Pace, President

JCP Holding, L.P., as Sellers’ Representative
(in its capacity as such)

.	JCP Holding, L.P

	By:	JCP Holding Genpar, LLC, its general partner

	By:	/s/ Joe K. Pace
Joe K. Pace, President

[Signature Page to Partnership Interest Purchase Agreement]